Exhibit 10.4

Execution Copy

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of September 8, 2009 (“Closing Date”), made by and between Genzyme Corporation, a Massachusetts corporation with a place of business at 500 Kendall Street, Cambridge, Massachusetts 02142 (“Buyer”), and Targeted Genetics Corporation, a Washington corporation with a place of business at 1100 Olive Way, Suite 100, Seattle, Washington 98101 (“Seller”).

WITNESSETH

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase, certain intellectual property and other assets of Seller’s related to the manufacture of recombinant adeno-associated viral vectors upon the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants set forth below, the parties hereby agree as follows:

SECTION 1

DEFINITIONS

1.1. “AAV Vector” shall mean a recombinant adeno-associated virus gene vector composed of a viral capsid and a genome. Without limiting the definition of AAV Vector, the term “AAV[*]” shall mean an AAV Vector of capsid serotype [*] and the term “AAV[*]” shall mean an AAV Vector of capsid serotype [*].

1.2. “Action” shall mean any claim, action, cause of action, chose in action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, examination, audit, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any governmental or regulatory authority (including any court) or arbitrator.

1.3. “Affiliate” shall mean a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. The term “control” as used in this definition means ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

1.4. “Assigned Contract” shall have the meaning set forth in Section 2.1 (Purchased Assets).

1.5. “Assigned Patent Rights” shall mean the Seller Manufacturing Patent Rights and the Seller Platform Patent Rights.

1.6. “Claims Notice” shall have the meaning set forth in Section 6.6 (Notice and Opportunity to Defend).

1.7. “Closing” shall have the meaning set forth in Section 2.11 (Closing).

1.8. “Closing Date” shall have the meaning set forth in Section 2.11 (Closing).

1.9. “Control”, “Controlled” or “Controlling” shall mean, with respect to any (a) material, item of information, method, data, know-how or other Technology, or (b) intellectual property right, the possession (whether by ownership or license) by a party or its Affiliates of the ability and right to transfer, grant access, license, sublicense and/or assign such item or right as provided herein without violating the terms of any agreement or other arrangement with any Third Party.

1.10. “Cover”, “Covered” or “Covering” shall mean, with respect to a Patent Right and the subject matter at issue, that, but for a license under an issued Valid Claim included in such Patent Right, the manufacture, use, sale, offer for sale, or importation of the subject matter at issue would infringe such Valid Claim (absent ownership thereof or a license thereto) or, in the case of a Patent Right that is a patent application, would infringe a claim (absent ownership thereof or a license thereto) in such patent application as if it were to issue as a patent.

1.11. “Encumbrance” shall mean any claims, liens, security interests, mortgages, pledges, restrictions or encumbrances, excluding in all such cases and in any event any Permitted Encumbrances.

1.12. “Excluded Liabilities” shall have the meaning set forth in Section 2.5 (Excluded Liabilities).

1.13. “Excluded Technology” shall mean (i) any composition that is specific to a particular AAV Vector serotype or pseudotype (including without limitation the components of the AAV[*] or AAV[*] serotypes and AAV[*] or AAV[*] virions themselves) and any data and other Technology that is specific to such a composition; (ii) any composition, method, process or other Technology that is specific to an AAV Vector comprising a particular gene (including without limitation any individual executed batch records (i.e., forms of master batch records that are filled out by manufacturing personnel in the course of manufacturing a particular product) and [*]); (iii) any composition, method, process or other Technology that is specific to a particular gene (i.e. is not applicable to any other genes); (iv) any final formulation buffer for clinical delivery of an AAV Vector comprising a particular gene and any data or other Technology that is specific to such buffer; and (v) any analytical method specific to product performance of an AAV Vector comprising a particular gene.

1.14. “Exclusively Licensed Materials” shall mean the materials included in the Licensed Technology that are identified on Schedule 1.20(C).

1.15. “[*]” shall mean [*] of any Royalty Bearing Product to a Third Party in any country after such Royalty Bearing Product has been granted regulatory marketing approval in such country.

1.16. “Hazardous Materials” shall mean and include any “hazardous waste” as defined in either the United States Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., regulations adopted pursuant to said Act, and also any “hazardous substances” or “hazardous materials” as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601.

1.17. “Holdback Amount” shall have the meaning set forth in Section 2.8 (Upfront Payment; Holdback Amount).

1.18. “Holdback Release Dates” shall mean the [*] dates that are [*] business days following the Completion of each of the [*] milestones for the Technology transfer process described in the Transition Plan. “Completion” for such purpose shall mean that Seller has fully performed all the applicable components of the applicable milestone of the Technology transfer process as specified in the Transition Plan. “Completed” and “Complete” shall have corresponding meanings.

1.19. “Johnson Patent Rights” shall mean the Patent Rights licensed under the Assigned Contract as of the Closing Date, including without limitation the Patent Rights set forth on Schedule 1.19.

1.20. “Licensed Technology” shall mean (a) copies of the regulatory submissions and filings for the Seller Manufacturing Process (subject to redactions of Excluded Technology) set forth on Schedule 1.20(A), (b) the materials set forth on Schedule 1.20(B), (c) the materials set forth on Schedule 1.20(C), and (d) all other Technology (excluding any Excluded Technology and any Transferred Technology) Controlled by Seller as of the Closing Date and (i) used in the practice of the Seller Manufacturing Process or (ii) used in the practice of the inventions which are the subject of the Seller Manufacturing Patent Rights or the Johnson Patent Rights. The Licensed Technology shall in any event exclude the b50 cell line and Seller shall have no obligation hereunder to obtain any license, approval or consent with respect thereto.

1.21. “Losses” shall have the meaning set forth in Section 6.2 (Obligation of Seller to Indemnify).

1.22. “Manufacturing Custom Reagents and Suppliers List” shall mean a list of all custom reagents and Third Party suppliers used by Seller as of the Closing Date in the practice of the Seller Manufacturing Process (unless only used as part of the Excluded Technology), as set forth in Schedule 1.22.

1.23. “Manufacturing Documentation” shall mean the Manufacturing Custom Reagents and Suppliers List, the Manufacturing SOP List, the Manufacturing Equipment and Disposables List, and the Manufacturing Reports List, excluding, for the avoidance of doubt, the actual items listed or set forth on any such lists, some of which items are Transferred Materials, Transferred Equipment or otherwise part of the Transferred

Manufacturing Technology or the Licensed Technology (in accordance with the terms and conditions of this Agreement) and some of which items are to be obtained from Third Parties and not included in any of the Purchased Assets or Licensed Technology hereunder (it being understood that the Manufacturing Documentation is therefore limited to the lists themselves).

1.24. “Manufacturing Equipment and Disposables List” shall mean a list of all equipment and disposables used by Seller as of the Closing Date in the practice of the Seller Manufacturing Process and listed on master batch records for AAV[*] or AAV[*] production as of the Closing Date (unless only used as part of the Excluded Technology or unless already listed on the Manufacturing Custom Reagents and Suppliers List), as set forth in Schedule 1.24. Identification of preferred suppliers and catalog numbers, where available, for the foregoing are to be provided after Closing in accordance with Section 2.16(a).

1.25. “Manufacturing Patent Rights” shall mean the Seller Manufacturing Patent Rights and the Johnson Patent Rights.

1.26. “Manufacturing Reports List” shall mean a list of all documents owned by Seller as of the Closing Date and containing information included within the Transferred Manufacturing Technology, including without limitation, technical reports and master batch records (but excluding individual executed batch records and immaterial documents), as set forth in Schedule 1.26 and subject to completion as set forth in Section 2.16.

1.27. “Manufacturing SOP List” shall mean a list of all standard operating procedures (SOPs) used by Seller as of the Closing Date in the practice of the Seller Manufacturing Process, as set forth in Schedule 1.27.

1.28. “[*]” shall mean with respect to any Royalty Bearing Product [*]. The transfer of any Royalty Bearing Product by Buyer or one of its Affiliates to another Affiliate of Buyer or to a Sublicensee of Buyer shall not be considered [*]; in such cases, [*] shall be determined based on [*].

In the event that a Royalty Bearing Product includes both a component that is itself a Royalty Bearing Product (a “Royalty Bearing Component”) and another diagnostically usable component (which is intended to function as a diagnostic in such product) or another therapeutically active component or a component that is a device for delivery that, in each case, is not itself a Royalty Bearing Product (a “Non-Royalty Bearing Component”), then [*] of such combination Royalty Bearing Product (a “Combination Product”) shall be calculated using one of the following methods:

(i) In the event the Royalty Bearing Component(s) and Non-Royalty Bearing Component(s) of the Combination Product [*], by [*]; or

(ii) In the event the Royalty Bearing Component(s) of the Combination Product are [*] but the Non-Royalty Bearing Component(s) are not, by [*]; or

(iii) In the event the Non-Royalty Bearing Component(s) of the Combination Product are [*] but the Royalty Bearing Component(s) are not, by [*]; or

(iv) In the event that neither the Royalty Bearing Component(s) nor the Non-Royalty Bearing Component(s) are [*], by [*]. In such event, Buyer shall reasonably and in good faith make a determination of the respective fair values of the Royalty Bearing Component(s) and the Non-Royalty Bearing Component(s) included in the Combination Product, and shall notify the other party (in such capacity, the “Non-Selling Party”) of such determination (the “Value Determination”), together with data to support such determination. The Non-Selling Party shall have the right to review such determination and supporting data, and to notify Buyer if it disagrees with such determination, provided that such notification is in writing and delivered to Buyer within ninety (90) business days following the Non-Selling Party’s receipt of such determination and supporting data. If the Non-Selling Party informs Buyer that it does not agree with such determination within such ninety (90) business day period, and the parties are unable to agree in good faith as to such respective fair values within an additional fifteen (15) business day period, the parties shall submit the matter to a panel of three (3) independent experts qualified to determine the relative fair values of the Royalty Bearing Component(s) and the Non-Royalty Bearing Component(s). Each of Buyer and the Non-Selling Party shall appoint one expert within ten (10) business days, and the two experts so nominated shall nominate a third expert within an additional five (5) business days. Buyer and the Non-Selling Party shall each submit such data as they believe to be relevant for the determination of such fair values within five (5) business days following the appointment of the third expert, and the experts shall, acting by majority vote, render their final determination in writing to each of Buyer and the Non-Selling Party within thirty (30) business days thereafter (the “Final Determination”). The Final Determination shall be final and binding upon the parties. Until the date that Buyer receives the Final Determination, Buyer may calculate [*] based on the Value Determination, provided that if the Final Determination differs from the Value Determination, then Buyer or the Non-Selling Party, as the case may be, shall pay the other party, within thirty (30) days, the difference between what was actually paid during such period based on the Value Determination and what would have been paid based on the Final Determination, plus interest accrued thereon at the “Prime Rate” as published in The Wall Street Journal on the date of the Final Determination.

1.29. “Patent Rights” shall mean a patent or patent application, including all extensions thereof, provisionals, divisions, continuations, continuations-in-part, reissues, reexaminations, extensions, supplementary protection certificates, and foreign counterparts, including without limitation utility models, petty patents, design patents, and certificates of invention, of any of the foregoing.

1.30. “Permitted Encumbrances” shall mean any and all rights, terms and conditions under (a) the Assigned Contract, (b) the Seller Outlicense Agreements, (c) industry standard confidentiality and nondisclosure agreements entered into by Seller on or before the Closing pursuant to which Purchased Assets were disclosed by Seller to a Third Party, (d) the material transfer agreements entered into on or before the Closing in support of (and solely for uses in connection with) the Seller Outlicense Agreements

(which material transfer agreements do not contain any options or any licenses beyond the scope of the licenses granted in the Seller Outlicense Agreements), (e) the [*] MTA, or (f) any material transfer agreement entered into between Seller and Buyer on or before the Closing.

1.31. “Person” shall mean an individual or limited liability company, corporation, partnership, trust, unincorporated organization, association, institution or other entity.

1.32. “Post-Closing Liabilities” shall mean any liabilities or expenses related to the Purchased Assets incurred after the Closing Date, including without limitation any fees, expenses or obligations under the Assigned Contract (other than any liability arising out of or resulting from a breach that occurred prior to or upon the Closing), fees and expenses for prosecuting or maintaining any Transferred Patent Rights, and any losses, obligations, claims or damages arising out of or resulting from Buyer’s or its Affiliate’s practice of the Seller Manufacturing Process or use, license or exploitation of the Purchased Assets or Licensed Technology (including, without limitation, the manufacture, use or sale of Royalty Bearing Products by Buyer, its Affiliates or Sublicensees). For the avoidance of doubt, Post Closing Liabilities do not include any Losses incurred by Buyer (or Buyer’s directors, officers, employees, agents, Affiliates and assigns) incurred based upon or arising out of or otherwise in respect of any breach of or inaccuracy in any representation or warranty of Seller contained in this Agreement or any Related Agreement, or any breach by Seller of any covenant or agreement contained in this Agreement, or any fraud of the Seller.

1.33. “Purchased Assets” shall have the meaning given to it in Section 2.1 (Purchased Assets). For the avoidance of doubt, the Purchased Assets excludes the B50 cell line.

1.34. “Related Agreements” shall have the meaning set forth in Section 3.1 (Organization and Qualification).

1.35. “Royalty Bearing Products” shall mean Royalty Bearing Manufacturing Products and Royalty Bearing Platform Products.

1.36. “Royalty Bearing Manufacturing Products” shall mean a product containing one or more AAV Vectors manufactured or sold by or for Buyer, its Affiliates or Sublicensees, as applicable, which product, or its manufacture, sale or use, is Covered by a Valid Claim of a Manufacturing Patent Right anywhere in the world, even if such product is not covered by a Valid Claim in the country of manufacture, sale or use at the time of manufacture, use or sale.

1.37. “Royalty Bearing Platform Products” shall mean a product containing one or more AAV Vectors manufactured or sold by or for Buyer, its Affiliates or Sublicensees, as applicable, which product, or its manufacture, sale or use, is Covered by a Valid Claim of a Seller Platform Patent Right.

1.38. “Seller Manufacturing Patent Rights” shall mean the Patent Rights set forth on Schedule 1.38.

1.39. “Seller Manufacturing Process” shall mean Seller’s process for the manufacture of AAV Vectors through the production and purification of such AAV Vectors in a suitable mammalian host cell.

1.40. “Seller Outlicense Agreements” shall mean the agreements and the arrangement listed on Schedule 1.40.

1.41. “Seller Platform Patent Rights” shall mean the Patent Rights set forth in Schedule 1.41.

1.42. “Sublicensee” shall mean any Third Party licensee or sublicensee of Buyer or its Affiliate (which includes, for the avoidance of doubt, any further sublicensee of such licensee or sublicensee, even if through multiple tiers of sublicensing) granted a license or sublicense (a) under the Transferred Patent Rights, or (b) to sell a product containing one or more AAV Vectors the manufacture of which is Covered by a Valid Claim of the Transferred Patent Rights; provided, however that (i) bona fide distributors who purchase Royalty Bearing Products from Buyer, its Affiliates or Sublicensees in order to resell such products, and (ii) Seller or any of Seller’s sublicensees pursuant to Section 2.7 (License Grant by Buyer) shall not be considered Sublicensees for the purposes of this Agreement. For clarity, a Third Party licensee or sublicensee of Buyer of its Affiliate that meets the requirements of clause (a) or (b) above and that purchases Royalty Bearing Products from Buyer or its Affiliate for resale under arrangements where a sales royalty, revenue share, profit share or similar payment with respect to sales of such Royalty Bearing Products are made to Buyer or its Affiliate in addition to the purchase price for such Royalty Bearing Products shall be deemed a Sublicensee for the purposes of this Agreement.

1.43. “Tax” or “Taxes” means any and all federal, national, state, provincial, county, local and applicable foreign taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature including, without limitation, all income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum estimated, alternative minimum, severance, stamp, property, occupation, capital stock, windfall profits, environmental, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duty, fees, assessments or charges of any kind whatsoever, imposed by any taxing authority world wide, or under any provision of applicable law, or as a result of any Tax sharing or similar agreement, together with any interest, fines, penalties or additions to tax relating thereof.

1.44. “Technology” shall mean ideas, information, research results, writings, documents, reports, records, specifications, designs, schematics, discoveries, inventions, trade secrets, copyrights, know-how, methods, processes, data, technical developments, modifications, improvements, whether or not patentable or copyrightable, including any proprietary biological, chemical or other materials, compounds, reagents or compositions; provided, however that Technology shall exclude in any event any Patent Rights and any trademark, service mark, trade name or trade dress rights.

1.45. “Third Party” shall mean any Person other than Buyer or Seller, and their respective Affiliates.

1.46. “Third Party Sublicense” shall have the meaning set forth in Section 2.10 (Sublicense License Fees and Milestones).

1.47. “Transfer Taxes” shall mean all transfer, excise, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred by reason of the sale, conveyance and/or transfer of the Purchased Assets pursuant to this Agreement, but excluding all income, profits, and gross receipts taxes.

1.48. “Transferred Equipment” shall mean the equipment set forth on Schedule 1.48 and the associated documentation thereof Controlled by Seller as of the Closing Date.

1.49. “Transferred Manufacturing Technology” shall mean all Technology (other than Excluded Technology) owned by Seller or its Affiliates as of the Closing Date that is part of, used to practice, or necessary for practicing, the Seller Manufacturing Process. The Transferred Manufacturing Technology includes without limitation the Transferred Materials, Technology owned by Seller with respect to the custom reagents listed on the Manufacturing Custom Reagents and Suppliers List, the Manufacturing Documentation and the documents (including files, records and reports) listed on the Manufacturing Reports List and Manufacturing SOP List. Seller shall redact any Excluded Technology from the applicable documents. Furthermore, Transferred Manufacturing Technology shall not include (a) the regulatory filings and submissions and materials identified in the schedules to the Licensed Technology definition, (b) any equipment (it being understood that the equipment within the Transferred Equipment is the only equipment being assigned to Buyer hereunder as part of the Purchased Assets), (c) any original laboratory notebooks (it being understood that copies of laboratory notebooks obtained in accordance with Section 5.3(b) shall be part of the Transferred Manufacturing Technology), (d) individual executed batch records, and (e) the quantities of materials specified as excluded in the definition of Transferred Materials.

1.50. “Transferred Materials” shall mean the materials described on Schedule 1.50 together with associated documentation owned by Seller as of the Closing Date described in such Schedule 1.50, it being understood that only the quantities of materials designated on such schedule or in the Transition Plan (to the extent so designated), or quantities otherwise provided to Buyer by Seller in the course of performing the transfer of the Transferred Technology contemplated in Section 2.16, shall be part of the Transferred Materials and that Seller shall retain (and exclude from the Transferred Manufacturing Technology and Purchased Assets) any remaining quantities of such materials.

1.51. “Transferred Patent Rights” shall mean the Assigned Patent Rights and the Johnson Patent Rights.

1.52. “Transition Plan” shall mean the plan agreed upon by the Buyer and Seller for the transfer of the Purchased Assets and Seller Manufacturing Process to Buyer, which is being executed by the parties as of the Closing Date in accordance with Section 2.12, and portions of which are to be agreed upon by the parties promptly following the Closing Date (in any event within fifteen (15) days of the Closing) as provided therein.

1.53. “Transferred Platform Technology” shall (a) mean the inventions that are the subject of the Seller Platform Patent Rights as of the Closing Date and the ideas, know-how, data and information underlying such inventions, (b) copies of the portions of laboratory notebooks owned by Seller or its Affiliates as of the Closing Date that disclose such inventions, ideas, know-how, data and information (but not the original notebooks themselves), (c) copies of any documents, reports, writings and records owned by Seller or its Affiliates as of the Closing Date that disclose such inventions, ideas, know-how, data and information (but not the original documents, reports, writings and records themselves), in each case ((a), (b) and (c)), other than Excluded Technology.

1.54. “Transferred Technology” shall mean the Transferred Manufacturing Technology and the Transferred Platform Technology.

1.55. “UPenn Agreement” shall mean the Amended and Restated License Agreement between Seller and The Trustees of the University of Pennsylvania, dated as of January 29, 2009.

1.56. “UPenn Patent Rights” shall mean any and all Patent Rights licensed to Seller as of the Closing Date under the UPenn Agreement.

1.57. “Upfront Payment” shall have the meaning set forth in Section 2.8 (Upfront Payment; Holdback Amount).

1.58. “[*] MTA” shall mean the Material Transfer Agreement dated as of [*] between Seller and that certain Third Party with respect to the [*], which permits use of such [*] solely by such Third Party and solely for purposes of evaluating the use of such [*] for the [*].

1.59. “Valid Claim” shall mean (a) a claim of an issued, unexpired patent which has not been withdrawn, cancelled, abandoned, disclaimed, revoked or held unenforceable or invalid by an unappealable decision, or an appealed decision where the appeal has been pending for more than two years (unless and until such decision is subsequently overturned on appeal), of a court or governmental agency of competent jurisdiction and which has not been disclaimed, denied, or admitted to be invalid or unenforceable through reissue, disclaimer or similar formal action, or (b) a claim of a pending patent application, unless such claim has not issued as a claim of an issued patent within six (6) years after the filing date from which such claim takes priority, in which case such claim shall cease to be a Valid Claim unless and until such claim becomes a claim of an issued patent.

SECTION 2

SALE AND PURCHASE OF ASSETS

2.1. Purchased Assets. Subject to the provisions of this Agreement, at the Closing Seller agrees to sell, convey, transfer and assign to Buyer, and Buyer agrees to purchase from Seller, free and clear of any Encumbrances, all of Seller’s right, title and interest in and to the following properties, assets and rights (the “Purchased Assets”):

(a) the Transferred Technology;

(b) the Assigned Patent Rights;

(c) the Transferred Equipment;

(d) all of Seller’s rights under that certain Exclusive Sublicense Agreement by and between Seller and Alkermes Inc., dated June 9, 1999, as amended on March 12, 2002, May 29, 2003, March 9, 2007 and May 8, 2009 (as amended, the “Assigned Contract”), including Seller’s rights to the Johnson Patent Rights thereunder (but, excluding for the avoidance of doubt, the Johnson Patent Rights themselves to the extent Seller has no right, title or interest therein); and

(e) all rights of Seller to Actions and rights of Seller to sue at law or in equity, in all such cases with respect to any of the forgoing Purchased Assets, whether choate or inchoate, known or unknown, contingent or otherwise, including without limitation all rights of Seller to Actions and rights of Seller to sue in law or in equity for any past, present or future infringement or other impairment of any Transferred Patent Right or Transferred Manufacturing Technology, and all rights to receive all proceeds and damages therefrom.

2.2. License Grants by Seller.

(a) License. Subject to the terms and conditions of this Section 2.2, Seller hereby grants Buyer a royalty-free, fully paid-up, perpetual, irrevocable, worldwide license under the Licensed Technology (excluding certain materials as provided below) solely for the purpose of manufacturing AAV Vectors (and products containing AAV Vectors) and practicing the Transferred Technology and the Transferred Patent Rights. The foregoing license shall be fully sublicensable through multiple tiers. The foregoing license shall, as applicable, be subject to the applicable terms and conditions of the Seller Outlicense Agreements and the Assigned Contract and Section 2.2(b). Notwithstanding the foregoing, certain materials within the Licensed Technology are being provided under a material transfer agreement entered into between Buyer and Seller on or before the Closing and such materials (and Seller’s rights thereto) are excluded from the license granted under this Section 2.2(a) (and Buyer’s rights to such materials are subject to the terms and conditions of such material transfer agreement). The license granted in this Section 2.2(a) shall be exclusive (even as to Seller, but such exclusivity shall be subject to Section 2.6 (Retained Rights) and 2.7 (License Grant by Buyer)) with respect to the Exclusively Licensed Materials and shall be non-exclusive with respect to all other Licensed Technology. For the avoidance of doubt, Seller grants no sublicense or rights to Buyer under this Agreement in, to or under any of the UPenn Patent Rights or any Penn Technical Information (as defined in the UPenn Agreement).

(b) Restrictions on Materials. Buyer acknowledges that the license granted in Section 2.2(a) is subject to the restrictions on the materials and information included in the Licensed Technology that are set forth on Schedule 1.20(B) with respect to the materials and/or information so indicated and Buyer agrees to comply (and cause its Affiliates to comply) with such restrictions. Where Schedule 1.20(B) indicates that a particular material has been transferred to Buyer pursuant to the material transfer agreement between Buyer and Seller entered into prior to the Closing Date, no license is granted under Section 2.2(a) with respect to such particular material except as set forth in such material transfer agreement. Where Schedule 1.20(B) indicates that a license from a Third Party may be required with respect to a particular material within the Licensed Technology Buyer will be solely responsible for obtaining such a license.

(c) Enforcement of Rights in Exclusively Licensed Materials. Buyer will have the exclusive right (but not the obligation), at Buyer’s sole expense, to take any reasonable measures Buyer deems appropriate to stop activities infringing or misappropriating any Exclusively Licensed Materials. In the event Buyer brings an enforcement Action pursuant to this Section 2.2(c), Seller will cooperate reasonably at Buyer’s expense, including being joined as a party-plaintiff, providing good faith testimony, and executing all documents necessary for Buyer to initiate an Action and to prosecute and maintain such Action. Buyer will keep Seller reasonably informed and will coordinate and consult with the Seller regarding any such Action. Seller will have the right, at its expense, to retain its own counsel to monitor such litigation. If Buyer obtains from a Third Party infringer, in connection with an Action brought pursuant to this Section 2.2(c), any damages, license fees, royalties or other compensation (including any amount received in settlement of such Action), then any amounts recovered will first be applied to the reimbursement of both parties’ reasonable costs, expenses and legal fees, including amounts Buyer has reimbursed to Seller. The remaining balance will be allocated between the parties in proportion to the relative economic injury suffered by each party as the result of the infringement.

2.3. Assets Excluded from Sale. Without limiting the license granted to Buyer under Section 2.2(a), all properties, assets (including, without limitation, intangible assets, Patent Rights and other intellectual property rights) and rights owned or Controlled by Seller or its Affiliates, other than the Purchased Assets, are excluded from the sale and are not being transferred to Buyer pursuant to this Agreement (collectively, the “Excluded Assets”).

2.4. Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to discharge all liabilities arising after Closing under the Assigned Contract (other than any liability arising out of or resulting from a breach that occurred prior to or upon the Closing) (the “Assumed Liabilities”).

2.5. Excluded Liabilities. Except for the Assumed Liabilities, Seller shall retain and be solely responsible for any and all liabilities, costs and obligations of Seller of any kind or nature, whether known, unknown, contingent or otherwise (the “Excluded Liabilities”), and Seller shall not transfer to Buyer, and Buyer shall not assume or be liable for, any such obligation, cost or liability of Seller, including without limitation:

(a) any liability of Seller incurred in connection with or as a result of the negotiation and execution of this Agreement and the transactions provided for herein, including brokerage, accounting and counsel fees, transfer and other taxes, and expenses pertaining to the cessation of Seller’s business activities;

(b) any debt, liability or obligation of Seller arising prior to Closing out of the Purchased Assets;

(c) any debt, liability or obligation under the Assigned Contract that (i) arises prior to the Closing or (ii) arises after the Closing but arises out of or results from a breach by Seller that occurred prior to or upon the Closing;

(d) any of Seller’s obligations, costs or liabilities to Seller’s current or former employees, including without limitation any salaries, wages, bonuses, accrued unused paid time off, severance, expense reimbursements, benefits, pension, retirement, or profit-sharing plan or trust, unemployment benefits and workers’ compensation obligations;

(e) any liability for Taxes of Seller or any person other than Seller under Treasury Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, whether relating to periods before or after the Closing Date; and

(f) any obligations of Seller under any law or regulation, including but not limited to antitrust, civil rights, health, safety, labor, discrimination, information privacy and environmental laws.

2.6. Retained Rights. The Purchased Assets are and shall remain subject to the rights granted to certain Third Parties under the Seller Outlicense Agreements and, Seller hereby grants, and shall be deemed to have granted, as of the Closing Date, such rights and licenses under the Purchased Assets as are necessary for such rights granted to such Third Parties under the Seller Outlicense Agreements to remain in place after the Closing to the same extent as provided for under the Seller Outlicense Agreements immediately prior to the Closing (including, without limitation such sublicenses under the Assigned Contract as were granted to Third Parties by Seller prior to Closing under the Seller Outlicense Agreements). Rights to the Johnson Patents are subject to the terms and conditions of the Assigned Contract. Seller shall be entitled to retain copies of any documents, files, records, reports and other tangible medium within the Purchased Assets solely for the purpose of performing its obligations and exercising its rights under this Agreement (including to exercise the licenses granted by Buyer hereunder or to perform Seller’s obligations under the Seller Outlicense Agreements), subject to Section 5.8 (Non-Competition) and 5.9 (Confidentiality). Buyer acknowledges and agrees that Seller is retaining for itself certain quantities of materials that are of the same type as materials included within the Transferred Materials or Licensed Technology, as the case may be

(i.e. Seller is splitting its existing supply of certain materials such that portions (e.g., aliquots) of such materials are being sold hereunder to Buyer as part of the Purchased Assets or licensed as part of the Licensed Technology, as the case may be, and portions of the same materials are being retained by Seller as part of the Excluded Assets).

2.7. License Grant by Buyer.

(a) License. Subject to the terms and conditions of this Section 2.7, Buyer hereby grants to Seller a non-exclusive, perpetual, irrevocable (except to the extent expressly provided below), worldwide license under the Transferred Manufacturing Technology, Seller Manufacturing Patent Rights, Johnson Patent Rights, Transferred Platform Technology (except with respect to field (ii) below), Seller Platform Patent Rights (except with respect to field (ii) below) and Exclusively Licensed Materials to develop, make, have made, use, sell offer for sale and import AAV Vectors (and products containing AAV Vectors) solely within the following four (4) fields: (i) [*] for the treatment of Huntington’s disease, (ii) [*] for the treatment of Leber’s Congenital Amaurosis using the [*] as of the Closing Date, (iii) delivery of tgAAC94 as identified in Seller’s regulatory filings as of the Closing Date [*], and (iv) [*]. In addition, subject to the terms and conditions of Sections 2.7(a) and 2.7(d)(iii), Buyer hereby grants to Seller a non-exclusive, perpetual, irrevocable (except to the extent expressly provided below), royalty-free, worldwide license under the [*] included in the Exclusively Licensed Materials, the Transferred Manufacturing Technology and the Series 33 patent family identified on
Schedule 1.38 (Seller Manufacturing Patent Rights) solely to the extent such rights are necessary to produce [*] pursuant to Seller’s Manufacturing Process as it exists at the Closing Date and solely to use the [*] as a [*] for the production of replication competent [*]. The foregoing licenses do not include any Technology transfer obligation on the part of Buyer.

(b) Royalties. The foregoing license within the fields described in clauses (i) and (ii) of Section 2.7(a) above will be fully paid-up and royalty-free. The foregoing license within the fields described in [*] of Section 2.7(a) above will bear a royalty of [*] (reading the definition of “[*]” to refer to Seller and its Affiliates and sublicensees as applicable) of any licensed product Covered by a Valid Claim of a Transferred Patent Right (or which was so Covered at any time after the initiation of the first human clinical trial for such product but then ceases to be so Covered due to expiration or invalidation of all applicable Transferred Patent Rights). Such royalties shall be payable only during a royalty period commencing on a country-by-country and product-by-product basis on the [*] of a given licensed product in a particular country and expiring on a country-by-country and product-by-product basis upon the later of (a) the last to expire Valid Claim of a Transferred Patent Right that Covers such licensed product in the country of its sale, manufacture or use, and (b) [*] anniversary of the [*] of any such licensed product in the United States, the United Kingdom, Germany, France, Spain, or Italy (whichever [*] occurs first) (reading the definition of “[*]” to refer to such licensed product rather than a Royalty Bearing Product), at which time the period described in this clause (b) shall expire in all countries throughout the world. After the expiration of such royalty period for a given licensed product in a given country, Seller shall have no further obligation to pay royalties with respect to [*] of such licensed products in such country or account to

Buyer therefor. For any licensed product that ceases to be Covered by a Valid Claim of a Transferred Patent Right in the country of its manufacture or sale at the time it is made or sold, as the case may be, the royalty rate on [*] of such licensed product shall be [*] for the remainder of such royalty period.

(c) Sublicenses. The foregoing licenses shall be fully sublicensable through multiple tiers upon written notice to Buyer within thirty (30) days of the grant of such sublicense in connection with a license of Seller’s own Patent Rights (if any) and Technology relating to the licensed product; provided, however, that (A) the license granted in [*] in Section 2.7(a) may be sublicensed only to [*] (but may be further sublicensed by such sublicensees through multiple tiers as provided in this Section 2.7(c)) and (B) license granted in Section 2.7(a) under the [*] included in the Exclusively Licensed Materials and certain rights under the Transferred Manufacturing Technology and the Series 33 patent family identified on Schedule 1.38 (Seller Manufacturing Patent Rights) may be sublicensed only to the counterparty to the [*] MTA (but may be further sublicensed by such sublicensees through multiple tiers as provided in this Section 2.7(c)). The foregoing license in fields (i), (ii), (iii) and (iv) in Section 2.7(a) shall include a sublicense to the rights granted under, and shall be subject to the applicable terms and conditions of, the Assigned Contract, provided that Seller pays all royalty and milestone amounts due and payable under the Assigned Contract to the licensor under the Assigned Contract as a result of Seller’s or its sublicensee’s practice of the rights granted under such Assigned Contract pursuant to the license granted by Buyer pursuant to this Section 2.7.

(d) Termination. The licenses granted by Buyer to Seller in Section 2.7(a) shall commence on the Closing Date and will continue in perpetuity unless terminated in accordance with this Section 2.7(d).

(i) Buyer may terminate such licenses in their entirety immediately upon written notice to Seller if Seller (i) materially breaches the provisions of [*] at any time, or (ii) materially breaches the provisions of [*] after Buyer has paid the entire Holdback Amount payable to Seller pursuant to Section 2.8 (Upfront Payment; Holdback Amount) and, in either case ((i) or (ii)), fails to cure any such breach within ninety (90) days after receiving written notice from Buyer describing such breach in reasonable detail.

(ii) Buyer may terminate such license within fields (iii) or (iv) of Section 2.7(a) (as applicable), if Seller fails to pay royalties due to Buyer with respect [*] in either field and fails to cure such non-payment within thirty (30) days after receiving written notice from Buyer of such violation. For clarity, Buyer may only terminate such license within the field in which such non-payment occurred, and such termination will not affect licenses in the other fields in Section 2.7(a).

(iii) [*]

(iv) If upon termination of such licenses either in its entirety or in a particular field in accordance with this Section 2.7(d) (X) a sublicense granted by Seller under such license in accordance with Section 2.7 is in effect in a terminated field and

(Y) the applicable sublicensee is in good standing under the sublicense agreement between such sublicensee and Seller, then Buyer will grant to such sublicensee a direct license on substantially the same terms as set forth in this Section 2.7 in the sublicensee’s field, so that the sublicensee will be put in the same position as it was prior to the termination of such license grant, except that if such field is royalty-bearing under this Section 2.7, then the sublicensee would pay the royalty set forth in this Section 2.7 directly to Buyer, rather than to Seller.

2.8. Upfront Payment; Holdback Amount. In consideration of the Purchased Assets, and subject to the terms and conditions of this Agreement, Buyer shall (a) within five (5) days of the Closing Date, deliver to Seller the amount of Three Million Five Hundred Thousand United States Dollars ($3,500,000.00) (the “Upfront Payment”), and (b) on each of the [*] Holdback Release Dates, deliver to Seller the amount of [*] (such [*] amounts collectively, the “Holdback Amount”). Each such payment will be made in cash by wire transfer of immediately available funds. Buyer may combine payment of two or more Holdback Amount payments in one wire if two or more Holdback Release Dates occur within ten (10) business days of each other. Notwithstanding the foregoing, if any milestone associated with a Holdback Release Date will not be Completed solely for a reason that is within the reasonable control of Buyer, then Buyer shall pay Seller the Holdback Amount payment that would have been due had there been Completion of such milestone no later than [*]. Furthermore, if the parties agree that any milestone associated with a Holdback Release Date will not be Completed for a reason that is outside the reasonable control of Seller (and not solely for a reason within the reasonable control of Buyer), then (i) the parties shall discuss the issue and agree upon a substitute milestone that is achievable [*], and (ii) Buyer shall pay Seller fifty percent (50%) of the Holdback Amount payment that would have been due had there been Completion of such milestone within ten (10) business days of the parties’ agreement as to such substitute milestone. Buyer shall pay the remaining fifty percent (50%) within ten (10) business days of actual Completion of such substitute milestone. “Completed” for such purpose shall mean that Seller has fully performed all the applicable components of the applicable milestone of the Technology transfer process described in the Transition Plan as specified in the Transition Plan, or as agreed by the parties in the case of a substitute milestone.

2.9. Royalties. In further consideration of the Purchased Assets, and subject to the terms and conditions of this Agreement, Buyer shall on a quarterly basis after the Closing Date (within sixty (60) days after the end of each calendar quarter) pay a royalty of [*] on Buyer’s and Buyer’s Affiliates and any Sublicensee’s [*] of any Royalty Bearing Products (except that such rate shall be [*] with respect to any Sublicensee’s [*] of any Royalty Bearing Manufacturing Products). Such royalties shall be payable only during a royalty period commencing on a country-by-country and Royalty Bearing Product-by-Royalty Bearing Product basis on the [*] of a given Royalty Bearing Product in a particular country and expiring on a country-by-country and Royalty Bearing Product-by-Royalty Bearing Product basis upon the later of (a) the last to expire Valid Claim of a Transferred Patent Right that Covers such Royalty Bearing Product or a component thereof in the country of its manufacture, sale, or use or (b) the [*] anniversary of the [*] of any Royalty Bearing Product in the United States, the United Kingdom, Germany, France, Spain, or Italy (whichever [*] occurs first), at which time the period described in this clause (b) shall expire in all countries throughout the world. After the expiration of such royalty period for a given Royalty Bearing Product in a given country, Buyer shall have no further obligation to pay royalties with respect to [*] of such Royalty Bearing Product in such country or account to Seller therefor. For any Royalty Bearing Product that ceases to be Covered by a Valid Claim of a Transferred Patent Right in the country of its manufacture or sale at the time it is made or sold, as the case may be, the royalty rate on [*] of such Royalty Bearing Product shall be [*] (or [*] with respect to Sublicensee’s [*] of Royalty Bearing Manufacturing Products) for the remainder of such royalty period. For the avoidance of doubt, Buyer shall not be obligated to pay [*] royalty on [*] of any Royalty Bearing Product even if such product falls within the definition of both Royalty Bearing Manufacturing Product and Royalty Bearing Platform Product.

2.10. Sublicense License Fees and Milestones. In the event that after the Closing Date Buyer or an Affiliate enters into an agreement with a Third Party licensing and/or sublicensing any rights to the Transferred Patent Rights or Transferred Technology (a “Third Party Sublicense”), which Third Party Sublicense is entered into on or before [*], Buyer shall pay to Seller [*] of any upfront, licensee fee, milestone or other payment (excluding royalties on [*], amounts paid for debt or equity at or below fair market value or amounts paid for research, development or other services at or below the fully burdened cost therefor) received by Buyer (at any time) in consideration for the grant of such license and/or sublicense or with respect to the development or commercialization of a Royalty Bearing Product within thirty (30) days of Buyer’s receipt of such payment. In the event Buyer also transfers or licenses other assets or rights to such Third Party in connection with such transaction, the upfront, license fee, milestone or other payment subject to this section shall be allocated based on the respective values of the assets as determined in good faith by the Buyer, provided that in no event will the Buyer pay to Seller [*] of any upfront, license fee, milestone or other payment (excluding royalties on [*], amounts paid for debt or equity at or below fair market value or amounts paid for research, development or other services at or below the fully burdened cost therefor). For the avoidance of doubt, amounts received after the [*] under a Third Party Sublicense entered into on or before such date shall still be subject to the payment obligation to Seller above.

2.11. Closing. The closing of the sale and purchase of the Purchased Assets and the transactions contemplated hereby (the “Closing”) shall take place on the date first written above and designated as the “Closing Date”, at a place mutually agreed upon by the parties.

2.12. Closing Documentation. At the Closing, Seller shall deliver or cause to be delivered to Buyer (a) a Bill of Sale substantially in the form of Exhibit A executed by Seller, transferring title to all the Transferred Materials and the Transferred Equipment and other tangible personal property included within the Purchased Assets, (b) an Assignment Agreement substantially in the form of Exhibit B executed by Seller, pursuant to which Seller assigns to Buyer intangible property (other than Patent Rights and the Assigned Contract) included within the Purchased Assets, (c) a Patent Assignment Agreement of the Assigned Patent Rights substantially in the form of Exhibit C executed by Seller, transferring to Buyer all of the Patent Rights included within the Purchased Assets, and (d) a copy of the articles of incorporation of Seller, as in effect on the Closing Date, certified by the Washington Secretary of State, (e) and a certificate, as of the most recent practicable date, of the Washington Secretary of State as to Seller’s corporate status and existence, (f) a certificate of the Secretary of Seller, dated as of the Closing Date, certifying as to (i) the incumbency of officers of Seller executing documents executed and delivered in connection herewith, (ii) a copy of the by-laws of Seller, as in effect on the Closing Date, and (iii) a copy of the resolutions of the Board of Directors of Seller authorizing and approving the transaction contemplated by this Agreement; (g) an Assignment, Assumption and Novation of Agreement substantially in the form of Exhibit D executed by Seller and the counterparty to the Assigned Contract pursuant to which Seller assigns to Buyer the Assigned Contract, Buyer assumes the Assigned Contract and the counterparty to the Assigned Contract consents to such assignment, (h) legal opinions of Seller’s counsels in substantially the form as set forth in Exhibit E, and (i) the Transition Plan executed by Seller. At the Closing, Buyer shall execute and deliver to Seller items (a), (b), (g) and (i). The parties agree that the Assignment, Assumption and Novation of Agreement and the rights, title and interests assigned by Seller to Buyer thereunder, are subject to the retained rights and licenses expressly provided for under Sections 2.6 and Section 2.7.

2.13. Delivery of Records and Contracts. Promptly following the Closing, Seller shall deliver or cause to be delivered to Buyer the Assigned Contract and any warranty or other manufacturer/vendor documentation for the Transferred Equipment in Seller’s possession. At Buyer’s request within ninety (90) days following the Closing Date, Seller shall direct its patent counsel to transfer files possessed by such counsel for the Assigned Patent Rights (and Johnson Patent Rights, if any) to Buyer provided that Buyer pays the cost of such transfer. At or promptly following the Closing, Seller shall take all requisite steps, if any, subject to Buyer’s reasonable cooperation and availability, to put Buyer in actual possession of the Purchased Assets in accordance with
Section 2.16.

2.14. Taxes. All Transfer Taxes payable to any jurisdiction within and outside of the United States shall be borne by Buyer after the Closing and shall be paid when due. Any such Transfer Taxes incurred by Seller shall be reimbursed by Buyer within thirty (30) days of Seller’s invoice therefore.

2.15. Determination of Purchase Price. The parties acknowledge that the Purchase Price constitutes fair market value for the Purchased Assets, the license of the Licensed Technology granted in this Agreement, and the performance by Seller and its employees of the Transition Plan, and was determined by arm’s-length negotiations between Buyer and Seller. The parties agree that no consideration is or will be paid for the value of any referrals to or from either party to the other, or their respective Affiliates, that violates any applicable laws or regulations.

2.16. Technology Transfer and Transition Plan.

(a) Following the Closing, Seller shall promptly deliver or otherwise provide to Buyer and (as and if directed by Buyer) its representatives at Buyer’s expense, (i) the Transferred Materials, (ii) the Transferred Equipment, (iii) the documents listed on Schedules 1.26 and 1.27, (iv) the materials and documents described on Schedule 1.20(B) and 1.20(C), (v) the documents listed on Schedule 1.20(A), (vi) a list of preferred suppliers and catalog numbers, where available, for the equipment listed on the Manufacturing Equipment and Disposables List (and other information expressly designated in the Manufacturing Documents as something to be provided by Seller under this Section 2.16 after Closing), (vii) copies of portions of laboratory notebooks that are included within the Transferred Platform Technology along with a list of the notebook numbers and page numbers for the Transferred Platform Technology, and (viii) other Transferred Technology, Purchased Assets and Licensed Technology possessed by Seller or any of its Affiliates. Such delivery or provision shall be made in accordance with the Transition Plan (and, where critical to the transfer of the Seller Manufacturing Process, the parties shall specify schedules therefore in the Transition Plan) or otherwise, if not specified in such Transition Plan, on a commercially reasonable schedule and in a commercially reasonable format to be agreed upon by the parties. All deliveries of materials, equipment and other tangible items within the Purchased Assets and Licensed Technology shall be made by Seller to Buyer via the carrier designated and arranged by Buyer on or after the Closing (or, if not so designated, by a carrier reasonably selected by Seller) to the locations to be designated by Buyer for each such item, which designation by Buyer shall occur on or within twenty (20) days after the Closing Date. Buyer shall make arrangements for, and fully pay the out-of-pocket expenses related to, packaging, shipping, freight, and insurance with respect to such deliveries (and to the extent it becomes necessary for Seller to incur any of the foregoing expenses, Buyer shall reimburse Seller within forty-five days of Seller’s invoice therefor). All such deliveries shall be made FOB Seller’s facility and risk of loss of all such items shall pass to Buyer upon tender by Seller of such items to the carrier at Seller’s facility. Buyer shall comply with any special handling instructions provided by Seller to Buyer on any list of materials or equipment provided by Seller hereunder.

(b) Without limiting the generality of the foregoing, in order to ensure an orderly and efficient transfer of the Licensed Technology, Transferred Technology and other Purchased Assets, the parties have agreed upon the Transition Plan as of the Closing Date (which the parties agree to finalize within fifteen (15) days of the Closing), which describes the transition assistance services Seller will provide after the Closing, including without limitation, the transfer of Transferred Technology and Licensed Technology. Each of Seller and Buyer shall make its respective personnel set forth in the Transition Plan available for the length of time required to perform the transition services to be undertaken by such party as set forth in the Transition Plan. Buyer shall reasonably cooperate with Seller toward the achievement of Completion of each phase of the Transition Plan. Unless Seller has failed to use commercially reasonable efforts to perform its obligations under the Transition Plan, after December 31, 2009, the Seller’s obligations under this Section 2.16(b) shall be limited [*] (at which time the Transition Plan and the parties’ obligations with respect thereto shall terminate).

(c) Furthermore, to the extent reasonably necessary to exchange knowledge necessary to fully transfer all Transferred Technology and other Purchased Assets to Buyer and not adequately addressed in the Transition Plan, at Buyer’s reasonable request Seller shall cause qualified personnel from Seller familiar with the applicable Licensed Technology and Transferred Technology and other Purchased Assets to meet or participate in telephone conference calls with qualified personnel from Buyer at such times, and in the case of in-person meetings, at such venues, to be agreed upon by the parties. Buyer shall pay for reasonable travel and lodging expenses of Seller for attendance at any in-person meetings requested by Buyer, in accordance with Buyer’s travel policies. Unless Seller has failed to use commercially reasonable efforts to transfer the Transferred Technology and Licensed Technology to Buyer in accordance with the terms and conditions of this Agreement, the foregoing obligations in this Section 2.16(c) shall terminate [*].

(d) Seller shall, and hereby does, assign to Buyer all of its rights, title and interests in and to any Technology (and any Patent Rights arising therefrom) related to the Seller Manufacturing Process or the Transferred Technology and Transferred Patent Rights that may be developed or invented in whole or in part by Seller’s employees or agents in the course of their performance of the Transition Plan or transfer of the Transferred Technology to Buyer as contemplated by this Section 2.16. Any such Technology, as well as any such Patent Rights arising therefrom, shall be deemed to be part of the Transferred Technology or the Assigned Patent Rights, as the case may be, solely for purposes of (and therefore subject to the terms and conditions of) Sections 2.6 (Retained Rights), 2.7 (License Grant to Buyer), 2.16 (Technology Transfer and Transition Plan), 5.2 (Further Assurances), and 5.3 (Assistance with Intellectual Property Protection and Enforcement; Lab Notebooks), 5.8 (Non-Competition) and 5.9 (Confidentiality) but not for any other provisions or purposes under this Agreement.

(e) Buyer shall have such equipment, materials, and reagents at the relevant facility that are reasonably necessary for Seller to perform its obligations under the Transition Plan. Buyer shall have trained operators staffed at each project area under the Transition Plan, and will use commercially reasonable efforts to have such operators execute the procedures reasonably necessary for Seller to perform its obligations under the Transition Plan. In addition, for each project area under the Transition Plan, Buyer shall promptly perform such in-process testing as is reasonably necessary for Seller to perform its obligations and determine if a given milestone has been Completed. In the event that Buyer materially breaches the covenants set forth in the prior three sentences, Buyer hereby agrees to provide the Business Employees or other employees of Seller reasonable access to Buyer’s facilities, equipment, materials and reagents during regular business hours and in accordance with Buyer’s normal policies and procedures solely to enable Seller to perform its obligations under the Transition Plan. “Completed” for such purpose shall mean that Seller has fully performed all the applicable components of the applicable milestone of the Technology transfer process described in the Transition Plan as specified in the Transition Plan.

2.17. Payment Provisions Generally. Royalty and other payments required to be made by Buyer under Sections 2.9 (Royalties) and 2.10 (Sublicense Fees and Milestones) and Seller under Section 2.7 (License Grant by Buyer) shall be accompanied by a report (broken out by product and by country where applicable) in sufficient detail to permit confirmation of the accuracy of the payment made, which report shall be sent by from the payor party to payee party at the time the underlying payment is due as provided in this Agreement. All amounts payable under this Agreement that are not paid when due (other than amounts properly setoff in accordance with Section 6.9 (Buyer Right of Setoff)) shall bear interest from the applicable due date until the date such amount is paid at the lesser of 1% per month or the maximum rate permitted by applicable law. All amounts payable and calculations under this Agreement will be in United States dollars, payable by wire transfer of immediately available funds to the bank account designated below or such other bank account designated in writing by Seller.

Seller Account Number

Bank:	[*]
Address:	[*][*]
Phone:	[*]
Account Number	[*]
ABA	[*]
FBO:	[*]

Buyer Account Number

Bank:	[*]
Address:	[*][*][*]
Account No.:	[*]
Routing No:	[*]
Account Name	[*]

2.18. DISCLAIMER REGARDING ROYALTIES AND SUBLICENSE INCOME. BUYER MAKES NO REPRESENTATION, WARRANTY OR COVENANT, EITHER EXPRESS OR IMPLIED, THAT IT WILL SUCCESSFULLY DEVELOP, COMMERCIALIZE OR SELL ROYALTY BEARING PRODUCTS OR ACHIEVE ANY LEVEL OF [*] THEREOF. SIMILARLY, BUYER MAKES NO REPRESENTATION, WARRANTY OR COVENANT THAT IT WILL BE ABLE TO SUCCESSFULLY SUBLICENSE ANY OF THE TRANSFERRED TECHNOLOGY OR TRANSFERRED PATENT RIGHTS TO THIRD PARTIES OR THAT ANY SUCH SUBLICENSE TO A THIRD PARTY WILL RESULT IN ANY PARTICULAR AMOUNT OF INCOME. BUYER SHALL HAVE NO OBLIGATION TO USE ANY LEVEL OF EFFORTS TO ACHIEVE ANY OF THE FOREGOING.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding sections of the disclosure schedule of Seller delivered to Buyer concurrently with the execution of this Agreement (the “Seller Disclosure Schedule”) Seller represents and warrants to Buyer that, as of the Closing Date:

3.1. Organization and Qualification. Seller is a corporation duly incorporated and validly existing under the laws of the State of Washington and has full corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. Seller is qualified or otherwise authorized to transact business as a foreign corporation and is in good standing in all jurisdictions where the failure to so qualify could have a Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” means an event, circumstance, fact or condition that individually or in the aggregate materially adversely affects (a) the ability of Seller to perform its obligations under this Agreement or the Related Agreements or to consummate any of the transactions contemplated hereunder or thereunder, (b) the ability of Buyer to use the Purchased Assets as of the Closing Date in a manner substantially similar to the manner in which the Purchased Assets are currently being used by Seller or (c) the condition of the Purchased Assets, normal wear and tear excepted. As used in this Agreement, the term “Related Agreements” shall mean the Bill of Sale, Assignment Agreement, Assignment, Assumption and Novation of Agreement, and Patent Assignment Agreement contemplated under Section 2.12 (Closing Documentation).

3.2. Authority to Execute and Perform Agreements. Seller has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and the Related Agreements and to perform fully its obligations hereunder and thereunder, except for any consents or approvals expressly indicated as required in Schedule 1.20(B). This Agreement and each of the Related Agreements have been duly executed and delivered and are the valid and binding obligations of Seller enforceable in accordance with their respective terms, except as set forth on Schedule 3.2 and as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally, by the availability of equitable remedies and defenses, and by applicable laws and principles of public policy. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Seller.

3.3. Tax Matters. All Taxes required to be paid by Seller up to the Closing Date with respect to the Purchased Assets (excluding, in any event, any Transfer Taxes) have been paid when due and all returns relating to Taxes required to be filed by Seller through the Closing Date with respect to the Purchased Assets have been timely filed, or timely extensions have been filed. There are no Encumbrances with respect to Taxes upon any of the Purchased Assets.

3.4. Compliance with Laws.

(a) With regard to the operation of the Purchased Assets by Seller, Seller is not in violation in any material respect of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, including without limitation regulations and requirements of the Food and Drug Administration (“FDA”) relating to the uses of the Purchased Assets (but excluding any law, ordinance, regulation, rule or pronouncement of the FDA or other governmental entity enacted or promulgated after the Closing Date having retroactive effect), including without limitation laws relating to emissions, discharges, releases of Hazardous Materials (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Seller has not received notice of, and there has not been, any citation, fine or penalty imposed or asserted against Seller for, any such violation or alleged violation with respect to the Purchased Assets.

(b) With regard to the operation of the Purchased Assets by Seller, Seller has in full force and effect all licenses (excluding, for the avoidance of doubt, licenses to intellectual property owned by any such governmental or regulatory body), permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body that are required for such operation of the Purchased Assets (collectively, “Permits”); such Permits are in full force and effect; no violations are or have been recorded with any federal, state, local or foreign governmental or regulatory body in respect of any Permit; and no proceeding is pending or, to the knowledge of Seller, threatened to revoke or limit any Permit.

3.5. No Breach. All consents, Permits, authorizations and approvals from any person pursuant to applicable law or contracts or other agreements with Seller, that are required in connection with the performance of Seller’s obligations under this Agreement, or the assignment of the Purchased Assets are set forth in Section 2.12 (Closing Documentation), except as provided for in Section 2.2(b) (License Grants Pursuant to Sale). Except for the matters set forth in Section 2.12 (Closing Documentation) and 2.2(b) (License Grants Pursuant to Sale), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) violate any provision of the Articles of Incorporation or By-laws of Seller, each as amended to date; (b) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, the Assigned Contract or any material instrument, contract or other agreement to which any of the Purchased Assets may be bound or subject; (c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon Seller or the Purchased Assets; (d) violate any statute, law or regulation of any jurisdiction (excluding, for the avoidance of doubt, any statue, law or regulation regarding infringement or misappropriation of Patent Rights, trade secrets or other intellectual property rights, which is dealt with in Section 3.10 (Intangible Property)) as such statute, law or regulation relates to Seller in connection with the practice of the Seller Manufacturing Process or relates to the Purchased Assets as used by Seller prior to the Closing Date; (e) violate any Permit; (f) require the approval or consent of any foreign, federal, state, local or other governmental or regulatory body or the approval or consent of any other person and no approval or consent of any person (other than pursuant to the Assignment, Assumption and Novation of Agreement to be delivered at Closing) is needed in order that the Assigned Contract continue in full force and effect following the consummation of the transactions contemplated hereby; or (g) result in the creation of any Encumbrance on the Purchased Assets.

3.6. Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving any of the Purchased Assets. There are no Actions pending or, to the knowledge of Seller, investigations by any governmental entity (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the knowledge of Seller, there are no Actions threatened that (i) challenges the legality, validity or enforceability of the Transferred Technology or Transferred Patent Rights, or (ii) may affect Seller’s ownership of, or interest in, any of the Purchased Assets or the use or exercise by Seller or Buyer of any of the Purchased Assets, or, (iii) except as disclosed on Schedule 3.6, otherwise involves the Purchased Assets. There is no Action to which Seller is a party (either as plaintiff or defendant), or to which the Purchased Assets are subject, pending, or to Seller’s knowledge, threatened, that in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or materially delay the consummation of, or otherwise relates to, this Agreement or the transaction contemplated hereby. There is no Action with respect to the Purchased Assets that Seller presently intends to initiate. To the knowledge of Seller, there is no fact, event or circumstance that may give rise to any Action that individually or in the aggregate could have a Material Adverse Effect with respect to the Purchased Assets.

3.7. Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing or declaration with, any governmental authority is required for, or in connection with, the valid and lawful (i) authorization, execution, delivery and performance by Seller of this Agreement or (ii) consummation of the transaction contemplated hereby.

3.8. Contracts.

(a) Except for (i) the Seller Outlicense Agreements, (ii) the Assigned Contract, (iii) industry standard confidentiality and nondisclosure agreements entered into by Seller on or before the Closing pursuant to which Purchased Assets were disclosed by Seller to a Third Party, (iv) the material transfer agreements entered into on or before the Closing in support of (and solely for uses in connection with) the Seller Outlicense Agreements (which material transfer agreements do not contain any options or any licenses beyond the scope of the licenses granted in the Seller Outlicense Agreements), the [*] MTA and any material transfer agreement entered into between Seller and Buyer on or before the Closing, and (v) purchase orders and similar ordering documents and invoices pursuant to which Seller purchased tangible property within the Purchased

Assets (all of which have been fully performed), Seller is not bound by or a party to any contract or agreement (in effect as of the Closing Date) with respect to any of the Purchased Assets (it being understood that the UPenn Agreement does not constitute a contract or agreement with respect to any of the Purchased Assets).

(b) There have been delivered or made available to Buyer true and complete copies of the Assigned Contract and the Seller Outlicense Agreements (and all amendments, waivers or other modifications thereto). The Assigned Contract is valid, subsisting, in full force and effect, binding upon Seller, and to the knowledge of Seller, binding upon the other parties thereto in accordance with its terms (except, in all of the foregoing such cases, as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally, by the availability of equitable remedies and defenses, and by applicable laws and principles of public policy), and Seller has paid in full all amounts now due thereunder and has materially satisfied or provided for all of its obligations thereunder that are presently required to be satisfied or provided for, and is not in material default under such agreement, nor, to the knowledge of Seller, is any other party to any such agreement in material default thereunder, nor, to the knowledge of Seller, does any condition exist that with notice or lapse of time or both would constitute a default thereunder which would give rise to a right to terminate such Agreement.

3.9. Tangible Property. The tangible equipment included in the Purchased Assets is in good operating condition and repair, ordinary wear and tear excepted. The Seller has not received notice that any of the tangible property included in the Purchased Assets is in violation of any existing law, ordinance, code or regulation.

3.10. Intangible Property.

(a) Title.

(i) Except as set forth on Schedule 3.10(a), Seller is the sole and exclusive owner of all Assigned Patent Rights and Transferred Technology.

(ii) Except as described on Schedule 3.10(a), there are no options, licenses, agreements or covenants granted or entered into by Seller of any kind with respect to the Transferred Technology and Assigned Patent Rights or the Technology or Patent Rights licensed to Seller under the Assigned Contract, other than the Seller Outlicense Agreements and industry standard confidentiality and nondisclosure agreements entered into in the ordinary course of business pursuant to which Transferred Technology was disclosed by Seller to a Third Party.

(iii) Other than the Technology licensed to Seller under the Assigned Contract and under the UPenn Agreement, the Licensed Technology licensed to Seller under Section 2.2 (License Grants Pursuant to Sale), the b50 cell line, and the materials (and rights thereto) of Third Parties listed in the Manufacturing Documents as part of, or used for, the Seller Manufacturing Process, Seller is the exclusive owner of all Technology used by Seller to practice the Seller Manufacturing Process (except with respect to the practice of any Excluded Technology) as of the Closing Date; provided, however, that the foregoing representation shall not be interpreted as a representation that any Technology used by Seller to practice the Seller Manufacturing Process does not infringe any Third Party Patent Right, which subject is handled exclusively in Section 3.10(c) below.

(iv) Any [*] listed on the Manufacturing Custom Reagents and Suppliers List that is designated on such Manufacturing Custom Reagents and Suppliers List as having been developed by or being proprietary to Seller was developed solely by Seller prior to the Closing (though in some cases such [*] were developed using [*] materials), and such designated [*] have only been provided or disclosed to Third Parties only under reasonable and customary confidentiality or nondisclosure agreements.

(v) Other than the Patent Rights licensed to Seller under the Assigned Contract, the Transferred Patent Rights, and the UPenn Patent Rights, Seller does not own or Control any rights (including licenses, option rights, or covenants not to sue), title, or interests under any Patent Right that Covers the Seller Manufacturing Process (except with respect to the practice of any Excluded Technology).

(b) Transferred Patent Rights. Schedules 1.38 (Seller Manufacturing Patent Rights), 1.41 (Seller Platform Patent Rights) and 1.19 (Johnson Patent Rights) identify a complete and accurate list of each Seller Manufacturing Patent Right, Seller Platform Patent Right and Johnson Patent Right, respectively. For each such Patent Right, the applicable schedule identifies the country, title, and patent number (if issued), application number, filing date, issue date, and inventors.

(c) Infringement. Except as set forth on Schedule 3.10(c), Seller has not received any notices that the Purchased Assets, as practiced by Seller prior to the Closing Date, infringe any intellectual property rights of Third Parties, and to the knowledge of Seller, none of the Purchased Assets, as used by Seller to practice the Seller Manufacturing Process as of the Closing Date, infringe any intellectual property of Third Parties. In connection with this Section 3.10, Buyer acknowledges that Seller, as an early development-stage company, has not conducted any formal freedom to operate analyses (or obtained any related legal opinions) with respect to the Purchased Assets, its practice of the Seller Manufacturing Process or related matters.

(d) Confidential Information. With respect to the operation of the Purchased Assets prior to the Closing, Seller has not made unauthorized use of any confidential information or trade secrets of any person, including without limitation any former employer of any past or present employees of Seller. To the knowledge of Seller, none of the activities of the employees of Seller who work with the Purchased Assets prior to the Closing on behalf of Seller violates any currently effective agreements or binding arrangements any such employees have with former employers.

(e) Validity, Etc. Except as disclosed on Schedule 3.10(e) and with respect to the unfiled invention disclosures identified on Schedule 1.38 (Seller Manufacturing Patent Rights) or Schedule 1.41 (Seller Platform Patent Rights), and except as indicated

on Schedules 1.38, 1.41 or 1.19, the Transferred Patent Rights have not expired or been abandoned (or, in the case of Transferred Patent Rights that are patent applications, are pending) and, to Seller’s knowledge, the Transferred Patent Rights issued as of the Closing Date are valid and enforceable. Seller has taken all steps necessary to maintain the Assigned Patent Rights (except for those Patent Rights indicated as expired or abandoned on Schedules 1.38, 1.41, 1.19 or 3.10(e)) and reasonably diligently prosecute the currently pending patent applications with such Assigned Patent Rights, including the payment when due of all maintenance fees, application and prosecution fees and annuities, the filing of all necessary renewals, statements and certifications and the timely response, where required, to all office actions, requests, and other correspondence of other governmental authorities in connection therewith. To Seller’s knowledge, Seller and all individuals whom the duty of candor and good faith applies under applicable patent laws and regulations with respect to the Assigned Patent Rights have complied with such duty, including any duty to disclose to the United States Patent and Trademark Office all information believed to be material to the patentability of the Assigned Patent Rights.

(f) Royalties, Except as disclosed on Schedule 3.10(f) and as provided for in the Assigned Contract, there are no royalties or other payments payable by Seller or its Affiliates under any agreements with Third Parties for the use of any Transferred Technology or Transferred Patent Rights.

(g) Employees and Trade Secrets. All current and former employees, agents and consultants of Seller or its Affiliates who have invented or generated any of the Transferred Technology or Assigned Patent Rights, in whole or in part, prior to the Closing have entered into binding written agreements with Seller whereby (i) Seller is entitled to all ownership rights in any Transferred Technology and Assigned Patent Rights prior to the Closing that the employee, agent or consultant may have invented, discovered, originated, made or conceived while working for Seller or its Affiliates, and all such ownership rights are duly assigned to Seller, and (ii) the employee, agent or consultant agrees to hold and maintain in confidence (for a period of at least 5 years following termination of employment or consultation) all confidential and proprietary information of Seller. Except as disclosed on Schedule 3.10(g), Seller has taken reasonable measures to maintain the confidentiality of valuable confidential information within the Seller Manufacturing Process and Transferred Technology.

(h) Assignment of Inventions. All inventors of any inventions included within the Assigned Patent Rights who were Seller employees at the time such invention was made have an obligation to assign their entire right, title and interest in and to such inventions and the corresponding Patent Rights to Seller, and, to Seller’s knowledge, no person, other that those person’s named as inventors on any Transferred Patent Rights claiming inventions owned by Seller, is an inventor of the invention(s) included in such Transferred Patent Rights.

(i) Proceedings. Seller has not received written notice concerning the institution or possible institution of any opposition, interference, reexamination, reissue, revocation or nullification involving any Transferred Patent Rights.

(j) Government Funding. To Seller’s knowledge, no government funding (either directly or in connection with the use of government, academic or non-profit research facilities in a manner that would result in the application of laws applicable to the use of intellectual property generated using government funding) was used in the development of any Transferred Technology or Assigned Patent Rights (for the avoidance of doubt, excluding the Johnson Patent Rights under the Assigned Contract).

(k) Manufacturing Documentation. The Manufacturing Documentation is complete, correct, and up-to-date and, together with the content of the documents and other items listed therein, describes the Seller Manufacturing Process in sufficient detail to enable reasonably trained and qualified personnel to operate the Seller Manufacturing Process as operated by Seller prior to the Closing Date (while redacting Excluded Technology).

3.11. Title to Assets; Liens. Except as set forth in Schedule 3.11, Seller owns outright and has good and marketable title to all of the Purchased Assets, free and clear of any Encumbrance. At the Closing, Buyer will acquire all of Seller’s right, title and interest thereto, free and clear of any Encumbrance.

3.12. Brokerage. Except as provided in Schedule 3.12, no broker or any finder or agent (which finder or agent was retained by Seller for the purpose of identifying and obtaining a buyer for the Purchased Assets) or similar intermediary has acted on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Seller, or any action taken by it.

3.13. Bulk Sales. The transactions contemplated by this Agreement or the Related Agreements are not subject to the Bulk Transfer Act of the Uniform Commercial Code (or similar statutes) of any jurisdiction.

3.14. Insurance. Seller maintains insurance from insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary for the business in which it is engaged, including without limitation directors’ and officers’ liability insurance. Seller has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

3.15. Solvency. Seller is not now insolvent and will not be rendered insolvent by the transaction contemplated by this Agreement. As used in this Section 3.15, “insolvent” means that the sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of Seller’s assets, including the Purchased Assets. Immediately after Closing: (i) Seller will be able to pay its liabilities as they become due in the usual course of its business; (ii) Seller will have assets (calculated at fair market value) that exceed its liabilities; and (iii) taking into account all pending and threatened litigation, final judgments against Seller in Actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such Actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.16. Full Disclosure. All documents and other papers delivered by or on behalf of Seller as required pursuant to this Agreement are true and complete copies of the original therefor (or are themselves an original), except for any redactions permitted hereunder. No representation or warranty of Seller contained in this Agreement, taken as a whole, contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary to make the statements made, in the context in which made, not false or misleading.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that, as of the Closing Date:

4.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has full corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted.

4.2. Authority to Execute and Perform Agreement. Buyer has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and the Related Agreements and to perform fully its obligations hereunder and thereunder. This Agreement and each of the Related Agreements have been duly executed and delivered and are the valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally, by the availability of equitable remedies and defenses, and by applicable laws and principles of public policy. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Buyer.

4.3. Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Buyer or any action taken by Buyer.

4.4. No Breach. The execution, delivery and performance of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereunder and thereunder will not (a) violate any provision of the Articles of Organization or By-laws of Buyer, each as amended to date; (b) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Buyer; (c) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to Buyer; or (d) require the approval or consent of any foreign, federal, state, local or other governmental or regulatory body or any other person.

4.5. Materials Acknowledgement. Buyer has executed, read and understands the [*] letter, substantially in the form of Exhibit H hereto, as of the Closing.

SECTION 5

COVENANTS AND AGREEMENTS

5.1. Employee Arrangements.

(a) On and following the Closing, all employees identified on Schedule 5.1(A) (“Business Employees”) shall be either (i) employees of Seller, [*] in all such cases through December 31, 2009, unless any such employee voluntarily terminates his or her employment [*] or is terminated for cause. Buyer shall not be obligated to offer employment to any Business Employees on or after the Closing Date. Seller shall cause [*] these Business Employees to provide services to the Buyer following the Closing in accordance with the Leased Employee Agreement attached here as Exhibit F, which the parties will execute on the Closing Date. Within ten (10) days of the Closing, Seller shall use its best efforts to enter into a confirmation letter with all its Business Employees substantially in the form attached hereto as Exhibit G. On and after the Closing, Seller [*] shall continue to be solely responsible for any and all liabilities and obligations with respect to each of its employees in connection with such employees employment with Seller [*] whether arising prior to, in connection with, or following the Closing.

(b) Each Business Employee shall continue to be covered by Seller’s [*] employee benefit plans on and after the Closing in accordance with the applicable Seller [*] benefit plans. Seller [*] shall retain, and Buyer shall not assume, responsibility for all benefit claims incurred by employees of the Business prior to, on, and following the Closing in connection with such employees employment with Seller [*]. No assets of any Seller [*] benefit plan shall be transferred to Buyer or to any Buyer benefit plans in connection with this transaction. Buyer shall assume no liability or obligation of Seller for any benefit plans of Seller [*].

(c) Seller, an ERISA Affiliate of Seller, [*] shall be solely responsible for offering and providing COBRA coverage with respect to (i) any qualified beneficiary who is covered under a Seller group health plan on the date of this Agreement; and (ii) any qualified beneficiary who experiences a qualifying event at any time before, on, or after the Closing Date while covered under such Seller plan. Seller acknowledges and agrees (to the extent it is able to do so under and consistent with applicable law) that Buyer is not a successor employer of Seller; provided, however, if it is later determined by a court or governmental authority that Buyer is a successor employer of Seller for purposes of COBRA, Seller shall reimburse Buyer for all COBRA-related costs, liabilities, fees, and expenses incurred by Buyer as a result of such successor employer status. For the purposes hereof, “qualified beneficiary,” “group health plan,” “qualifying event,” and “successor employer” shall have the meaning ascribed thereto in Section 4980B of the Code and the regulations thereunder.

(d) [*]

5.2. Further Assurances. From and after the Closing, Seller shall execute such documents, further instruments of sale, transfer, conveyance, assignment and confirmation and other papers and take such further actions as may be reasonably required to effectively transfer, convey and assign to Buyer, and to confirm Buyer’s title to, all of the Purchased Assets being acquired hereunder, and to put Buyer in actual possession of the Purchased Assets (to the extent such possession has not already been provided under Section 2.16 or otherwise), and generally to carry out the purpose and intent of this Agreement. In furtherance of the foregoing, Seller shall promptly notify each supplier of a custom reagent set forth on Schedule 1.22 of Buyer’s right to purchase said custom reagent and that Seller’s rights with respect to such reagents are exclusively owned by Buyer, subject only to those rights granted under the Seller Outlicense Agreements (including the right of the licensees in such Seller Outlicense Agreements to purchase such custom reagents for use under such Seller Outlicense Agreements) and the right of Seller, its Affiliates and sublicensees to purchase such custom reagents solely for use in connection with the licenses granted to Seller pursuant to Section 2.7 . To the extent Seller cannot transfer and assign any Assigned Patent Rights or any Transferred Technology, or any portion thereof, as of the Closing Date, then Seller will transfer and assign such Assigned Patent Rights and Transferred Technology to Buyer at its first opportunity to do so, and pending such transfer and assignment Seller shall be deemed to have granted to Buyer, a perpetual, irrevocable, worldwide exclusive license (with the right to grant sublicenses through multiple tiers) under all of Seller’s rights in such Assigned Patent Rights and Transferred Technology, subject to the Permitted Encumbrances and the retained rights and license to Seller provided for in Sections 2.6 and 2.7 above. To the extent the Buyer believes further documentation of the transfer or assignment of the Assigned Patent Rights is required and Seller has not, within 15 business days of being requested to do so in a writing sent to the address for notices set forth in Section 7.3 (or such other address provided in accordance with Section 7.3), executed and returned to Buyer the form of assignment reasonably requested by Buyer, then Seller hereby irrevocably appoints Buyer as its attorney-in-fact with the right, authority and ability to execute and enter into such assignment on behalf of Seller. Seller stipulates and agrees that such appointment is a right coupled with an interest and will survive the unavailability of Seller at any future time. Upon the other party’s reasonable request, each party shall use its respective reasonable commercial efforts to take such other actions to ensure that, to the extent within its control or capable of influence by it, the transactions contemplated by this Agreement shall be fully carried out in a timely fashion. In addition, without limiting the generality of the foregoing, to the extent that complete, correct, and up-to-date Manufacturing Documentation is not delivered to Buyer at Closing (or as provided for in the Transition Plan), or to the extent portions of such documentation are prepared or updated after Closing, Seller will promptly deliver to

Buyer any such missing documentation following Closing as soon as it becomes available. Furthermore, to the extent that Seller Controls any regulatory submission or filing related to the Seller Manufacturing Process other than those set forth on Schedule 1.20(A), which regulatory submission becomes apparent to Seller during the Transfer Period and which may further be useful to Buyer, Seller will provide copies of such submission or filings to Buyer (subject to redaction of Excluded Technology).

5.3. Assistance with Intellectual Property Protection and Enforcement; Lab Notebooks.

(a) The Seller shall, and shall cause its employees, agents or consultants to make reasonable efforts (taking into account reasonable availability of personnel and personnel time) to the extent reasonably requested by Buyer, to enable Buyer to secure ownership of the Assigned Patent Rights and Transferred Technology and to enable Buyer to prosecute, and maintain the Assigned Patent Rights and inventions within the Transferred Technology, including (i) executing and delivering further assignments, consents and releases and other commercially reasonable documentation, (ii) providing good faith testimony by affidavit, declaration, deposition, in-person or by other means, and (iii) assisting Buyer with prosecution of patents and patent applications within the Assigned Patent Rights or with respect to inventions within the Transferred Technology, and with any interferences, oppositions, other regulatory proceedings and litigation with respect to such Assigned Patent Rights or Patent Rights in inventions within the Transferred Technology. Buyer shall reimburse all reasonable out-of-pocket expenses incurred by Seller and its employees, agents and consultants in providing any of the assistance described in subsections (ii) and (iii) in the foregoing sentence. Seller will use commercially reasonable efforts to obtain the cooperation of the individual inventors of any inventions disclosed in the Assigned Patent Rights and inventions within the Transferred Technology including (A) obtaining signatures of such inventors on any patent applications or other documentation reasonably necessary to obtain patent protection for such inventions and (B) procuring such inventors’ good faith testimony by affidavit, declaration, deposition in-person or by other means in support of Buyer’s efforts in establishing, perfecting, defending or enforcing Assigned Patent Rights or Patent Rights in inventions within the Transferred Technology; provided that Buyer shall reimburse all reasonable out-of-pocket expenses incurred by Seller and the inventors in providing any such assistance. If the research, development, manufacture, sale, offer for sale, use or importation of any Royalty Bearing Product results in an Action against Buyer (or its Affiliates) alleging infringement of an intellectual property right of a Third Party, Buyer shall defend and control the defense of such Action at its own cost and expense. Seller shall, and shall use reasonable efforts to cause its then-current employees, agents or consultants, to make reasonable efforts to the extent reasonably requested by Buyer to assist and cooperate in the defense of such Action; provided that Buyer shall pay reasonable fees and out-of-pocket expenses of Seller and its employees, agents or consultants in connection with such assistance and cooperation. In the event that any of the Transferred Patent Rights or Transferred Technology are allegedly infringed or misappropriated by a Third Party, or subject to a declaratory judgment action, Buyer shall be entitled, in its sole discretion, to bring or defend an Action to enforce such proprietary rights, subject to the terms and conditions of the Assigned

Contract, the obligations under certain Seller Outlicense Agreements in accordance with Section 5.7 [*] and certain rights of enforcement by Seller and its sublicensees provided for in this Section 5.3. To the extent appropriate, in the reasonable determination of Buyer, Seller agrees to cooperate in and to be named as a party therein by Buyer; provided that Buyer agrees to indemnify Seller for any liabilities and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) incurred by Seller as a result of such cooperation and/or being named a party to such Action by Buyer. Buyer shall reimburse Seller for out-of-pocket expenses reasonably incurred in rendering such assistance.

(b) Seller shall retain in a secure location originals of laboratory notebooks owned by Seller which disclose the (i) inventions claimed in the Assigned Patent Rights or data and information underlying such inventions or (ii) Transferred Technology. Upon Buyer’s request, Seller shall provide Buyer with access to such laboratory notebooks and permit Buyer to make copies thereof, at Buyer’s expense, in each case to the extent reasonably necessary for use in connection with the exploitation of the Assigned Patent Rights and Transferred Technology, including without limitation any actual or threatened suit, investigation, litigation or governmental proceeding. To the extent it is reasonably necessary for such purpose for Buyer to obtain possession of the original laboratory notebooks, as opposed to copies, Buyer may borrow and take temporary possession of such original laboratory notebooks so long as it first makes copies of them for Seller at Buyer’s expense and so long as such originals are returned to Seller as soon as possible following such required use. Buyer shall cooperate with Seller to retain the confidentiality of (and not to copy or borrow, if not required for the foregoing purposes) portions of such laboratory notebooks containing Excluded Technology. Prior to disposing of any such original laboratory notebooks, Seller shall offer to transfer such laboratory notebooks to Buyer (but Seller may proceed to do so if Buyer declines to receive them). If Seller ceases to store such original laboratory notebooks at Seller’s then-current corporate headquarters, then Seller shall contract with a reputable third party storage company reasonably acceptable to Buyer, such as Iron Mountain, to store such notebooks. Any such contract shall expressly name Buyer as an intended third party beneficiary to the contract and shall contain provisions consistent with this Section 5.3(b) that expressly give Buyer the right to access such notebooks as set forth herein. Seller shall provide Buyer with a copy of any such agreement prior to its execution so as to give Buyer a reasonable period of time to verify Seller’s compliance with this Section 5.3(b) and provide comments relevant to such compliance.

5.4. Notice to Seller Agents and Suppliers. Within fifteen (15) days of the Closing Date, Seller will notify all of its agents that hold files or other tangible material included in the Purchased Assets, including any law firms holding prosecution and maintenance files with respect to Assigned Patent Rights, that effective as of the Closing, Buyer will own such Purchased Assets. Seller will be responsible for any fees or expenses associated with such notification, and Buyer will be responsible for fees or expenses of any related actions in connection with reflecting the transfer of ownership or in transferring any files to Buyer.

5.5. Maintenance of Records; Audit. Buyer and its Affiliates and Seller and its Affiliates will keep and maintain (and will require Sublicensees (or for Seller, sublicensees of the license granted in Section 2.7) to keep and maintain) books, records and accounts in connection with royalty and other payments due pursuant to Sections 2.7 (License Grant by Buyer), 2.9 (Royalties) and 2.10 (Sublicense Fees and Milestones) in sufficient detail to permit accurate determination of all figures necessary for verification of such payments. Such books, records and accounts shall be maintained for a period of at least 3 years after the end of the calendar year in which they were generated. No more frequently than once during any calendar year, each party will have the right, upon at least 10 days’ advance notice, to have a nationally recognized auditor conduct an audit of such books, records and accounts, during the other party’s (or its Affiliates) normal business hours and in a manner as not to unreasonably interfere with the other party’s normal business activities. The auditing party’s auditor will execute and deliver to the other party a confidentiality agreement reasonably acceptable to the other party. During any such audit, the other party (and its Affiliates) will (a) supply the auditing party’s auditor with all the relevant books, records and accounts in the other party’s (or its Affiliate’s) possession or under its control that the auditing party’s auditor may reasonably request and (b) instruct its employees to cooperate with the review and answer fully all relevant inquiries from the auditor. The auditing party will bear the fees and expenses of such audit, provided that if the audit reveals aggregate underpayment by the other party of at least [*] during the audited period, such costs will be borne by the other party. Any payment discrepancy correctly identified as a result of an audit under this Section 5.5 will promptly be corrected by a payment from the other party to the auditing party of an underpaid amount, plus interest as provided for in Section 2.18 (Payment Provisions Generally), or a credit against future payments for an overpaid amount. Buyer and its Affiliates shall obtain the right to audit its Sublicensees so that it can provide such information as is required to confirm the payments owed to Seller hereunder with respect to [*] of such Sublicensees to any auditor conducting an audit in accordance with the foregoing.

5.6. D&O Insurance. Seller will maintain customary directors’ and officers’ insurance from an insurer of recognized financial responsibility in a prudent and customary amount for a period of at least five years following the Closing Date or will purchase “tail” coverage for such insurance for such a period if Seller cease operations.

5.7. [*] Agreements.

(a) Buyer acknowledges that it will acquire certain of the Transferred Technology and Transferred Patent Rights subject to a license granted by Seller to [*] pursuant to that certain [*] (the “[*] Agreement”). Buyer is not taking assignment of, or assuming any of Seller’s rights or obligations under, the [*] Agreement, and Seller is not assigning, transferring or delegating the [*] Agreement or any of its rights or obligations thereunder. Following the Closing, Buyer shall perform such acts, abide by such restrictions and provide such information, as are reasonably required for Seller to comply with its obligations under Sections [*] of the [*] Agreement with respect to the Transferred Technology, the Assigned Contract and the Transferred Patent Rights. Without limiting the foregoing, Buyer agrees to provide such information, take such actions and abide by such restrictions with respect to the prosecution, maintenance and enforcement of the Transferred Patent Rights as are required for Seller to comply with its obligations under Sections [*] of the [*] Agreement (including, without limitation, by providing sufficient notice to Seller of any abandonment or cessation of maintenance sufficiently in advance to allow Seller to provide at least 60 days notice thereof to [*] in accordance with Section [*] of the [*] Agreement, and by accommodating the arrangements for enforcement of Patent Rights in accordance with Section [*] of the [*] Agreement). Furthermore, and without limitation, Buyer agrees to take such actions, and abide by such restrictions, with respect to the Assigned Contract as are required for Seller to comply with its obligations in Section [*] of the [*] Agreement with respect to the Assigned Contract.

(b) Buyer acknowledges that it will acquire certain of the Transferred Technology and Transferred Patent Rights subject to the licenses granted by Seller pursuant to that certain [*] (the “[*] Agreement”). Buyer is not taking assignment of, or assuming any of Seller’s rights or obligations under, the [*] Agreement, and Seller is not assigning, transferring or delegating the [*] Agreement or any of its rights or obligations thereunder. Following the Closing, Buyer shall perform such acts, abide by such restrictions and provide such information, as are reasonably required for Seller to comply with its obligations under Sections [*] of the [*] Agreement with respect to the Transferred Patent Rights. Without limiting the foregoing, Buyer agrees to provide such information, take such actions and abide by such restrictions with respect to the prosecution, maintenance and enforcement of the Transferred Patent Rights as are required for Seller to comply with its obligations under Section [*] of the [*] Agreement (including, without limitation, by providing sufficient notice to Seller of any abandonment or cessation of maintenance sufficiently in advance to allow Seller to provide at least [*] notice thereof under such Section [*], and by accommodating the arrangements for enforcement of Patent Rights in accordance with Section [*] of the [*] Agreement).

(c) Unless Seller has instructed Buyer in writing to communicate directly with [*] and [*] in lieu of Seller with respect to Buyer’s performance under this Section 5.7, Buyer may communicate exclusively with Seller to perform its obligations under this Section 5.7

5.8. Non-Competition. For a period of [*] following the Closing Date Seller shall not, and shall cause its Affiliates (solely for so long as such Person remains an Affiliate) not to, either directly or by authorizing, licensing or directing a Third Party to, without the prior written consent of Buyer, either (A) [*] using the Transferred Manufacturing Technology, the Manufacturing Patent Rights, or the Licensed Technology, or (B) [*] that use the Transferred Platform Technology or the Seller Platform Technology, in each case ((A) or (B)), except in accordance with Section 2.7 (License Grant by Buyer) or pursuant to any Seller Outlicense Agreement. Seller acknowledges that the Buyer could be irreparably harmed by any breach of this Section 5.8 and agrees, on its own behalf and on behalf of its Affiliates, that the limitations set forth in this Section 5.8 and Section 5.9 (Confidentiality) are reasonable and properly required for the adequate protection of Buyer. Seller further acknowledge and agrees, on its own behalf and on behalf of its Affiliates, that the remedy at law for any breach or threatened breach by them of the agreements contained in Sections 5.8 and 5.9 (Confidentiality) will be inadequate and agrees that Buyer, in the event of such breach or threatened breach, in addition to all other remedies available for such breach or threatened breach (including a recovery of damages), will be entitled to preliminary or permanent injunctive relief without being required to prove as an element of its case the lack of an adequate remedy of law, or to post a bond or other undertaking. This Section 5.8 constitutes an independent and severable covenant and if any or all of the provisions of this Section 5.8 are held to be unenforceable for any reason whatsoever, it will not in any way invalidate or affect the remainder of this Agreement which will remain in full force and effect. The parties intend for the covenants of Sections 5.8 and 5.9 (Confidentiality) to be enforceable to the maximum extent permitted by law. In the event that the covenants contained in Section 5.8 are more restrictive than permitted by applicable law, the parties agree that the covenants contained in Section 5.8 shall be enforceable and enforced to the extent permitted by applicable law. In no event shall this Section 5.8 be interpreted to limit Seller’s obligations under 5.9 (Confidentiality) or to implicitly grant Seller any rights with respect to the Transferred Technology or Transferred Patent Rights after the expiration of such [*] period.

5.9. Confidentiality.

(a) Nondisclosure and Non-Use. Except to the extent expressly authorized by this Agreement or otherwise agreed by Buyer and Seller in writing, each party (the “Receiving Party”) receiving any Confidential Information of the other party (the “Disclosing Party”) will keep such Confidential Information confidential and will not publish or otherwise disclose or use such Confidential Information for any purpose other than as provided for in this Agreement (including the exercise of any rights granted to it hereunder and the performance of its obligations hereunder or, in the case of Seller, in connection with Seller performing its obligations under the Seller Outlicense Agreements). The information included within the Purchased Assets including the Transferred Technology (as well as formulations of the [*] identified in Section 3.10(a)(iv)) will be considered after the Closing Date the Confidential Information of Buyer for the purposes of this Agreement and Buyer will be considered the Disclosing Party with respect thereto. For purposes of clarification, Seller shall retain rights to use retained quantities of any [*] described in Section 3.10(a)(iv) in accordance with Section 2.7 (License Grant by Buyer) or pursuant to any Seller Outlicense Agreement. Notwithstanding the foregoing, the Receiving Party will not have any obligation under this Section 5.9(a) with respect to Confidential Information that the Receiving Party can establish:

(i) was already known by the Receiving Party (other than under an obligation of confidentiality) at the time of disclosure by the Disclosing Party, and such Receiving Party has contemporaneous documentary evidence to that effect (provided that this exception will not relieve Seller of its confidentiality obligations with respect to the Purchased Assets including the Transferred Technology);

(ii) was available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iii) became available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of the Receiving Party in breach of a confidentiality obligation to the Disclosing Party;

(iv) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(v) was independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other party, and the Receiving Party has contemporaneous documentary evidence to that effect.

(b) Permitted Disclosure. The Receiving Party may disclose the Disclosing Party’s Confidential Information only to (a) those of its and its Affiliates’ directors, officers, employees, agents, consultants and advisors (collectively, “Representatives”) who have a need to know such Confidential Information for purposes of performing the Receiving Party’s obligations or exercising the Receiving Party’s rights under this Agreement (a “Need-to-Know”) and (b) those of its potential and actual licensees, sublicensees, acquirers, lenders and investors who have a Need-to-Know or other legitimate business purpose, provided, however, that each Person to whom the Disclosing Party’s Confidential Information is disclosed is under restrictions at least as stringent with respect to the use and disclosure of such Confidential Information as set forth in this Agreement (or, if such confidentiality obligations were in place prior to the Closing Date, on the terms of such obligations). Each party will be liable for the breach of this Agreement by any of its Representatives or its licensees or sublicensees.

(c) Required Disclosure. Notwithstanding any provision of this Section 5.9 to the contrary, in the event that disclosure of the Disclosing Party’s Confidential Information is reasonably necessary to prosecute or defend any Action or to make filings or submissions to, or correspond with, any Governmental Authority or to comply with applicable law or judicial order (including the rules of and regulation of the Securities and Exchange Commission), the Receiving Party may make such disclosure. In such event however, (a) the Receiving Party will (i) give reasonable advance notice of such disclosure to the Disclosing Party, (ii) provide reasonable assistance to the Disclosing Party in seeking a protective order or other similar order preventing or limiting the proposed disclosure, (iii) take reasonable measures to ensure confidential treatment of such Confidential Information to the extent reasonably available under applicable law and (iv) consult with the Disclosing Party with regard to the disclosure (including consultation with regard to the creation of a redacted version of such Confidential Information) and (b) the Receiving Party will disclose such Confidential Information only to the extent required by the protective order or other similar order, if such an order is obtained, and, if no such order is obtained, the Receiving Party will disclose only the minimum amount of such Confidential Information required to be disclosed in order to comply with applicable law or judicial order. Any Confidential Information so disclosed will continue to be Confidential Information for all purposes under this Agreement.

(d) Public Statements. The existence and terms of this Agreement will be considered the Confidential Information of both parties, except as disclosed pursuant to Section 7.2 (Publicity).

(e) Seller Confidentiality Agreements. At the request of and as reasonably directed by Buyer, Seller will enforce, at Buyer’s expense, any confidentiality or non-disclosure agreement that Seller has entered into with any Third Party pursuant to which it has disclosed any portion of the Seller Manufacturing Process or the Transferred Technology. Seller will provide Buyer with copies of any such agreements at Buyer’s reasonable request.

5.10. Brokerage. Seller will promptly pay the Third Party identified in Schedule 3.12 any brokerage commissions finders’ fees or similar fees or commissions payable to it in connection with this Agreement and the transactions contemplated hereby.

SECTION 6

INDEMNIFICATION

6.1. Survival. All representations and warranties contained in the Agreement and the Related Agreements shall survive the execution and delivery hereof and the Closing hereunder for a period of two (2) years, provided, however, that the representations and warranties of Seller set forth in Sections 3.1 (Organization and Qualification), 3.2 (Authority to Perform the Agreements), 3.3 (Tax Matters), and 3.11 (Title to Assets; Liens), respectively, shall survive for the applicable statute of limitations.

6.2. Obligation of Seller to Indemnify. Seller agrees to indemnify, defend and hold harmless Buyer (and Buyer’s directors, officers, employees, agents, Affiliates and assigns) (collectively, the “Buyer Indemnitees”) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys fees) (“Losses”) incurred by any such Buyer Indemnitees based upon, arising out of or otherwise in respect of:

(a) any inaccuracy in, or any breach of, any representation or warranty of Seller contained in this Agreement or any Related Agreement;

(b) any material breach by Seller of any covenant or agreement contained in this Agreement or in any Related Agreement;

(c) any Excluded Liability (but, for the avoidance of doubt, excluding any Post-Closing Liabilities);

(d) any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed or retained by or on behalf of Seller, whether or not included in clause (a);

(e) any claim made by any federal, state, local or foreign tax authority based upon, arising out of or otherwise in respect of obligations for any of Seller’s Taxes (but excluding Transfer Taxes); and

(f) any fraud of Seller.

6.3. Monetary Limitations.

(a) Seller’s aggregate liability in respect of claims for indemnification pursuant to this Section 6 in respect of Losses arising pursuant to Section 6.2(a) (except Losses arising in respect of breaches of, or inaccuracies in, any representation or warranty set forth in subsections [*] will not exceed [*] of the amounts actually paid or payable by Buyer to Seller under Section 2.8 (Upfront Payments; Holdback Amount) (the “[*]”); provided, however, that Buyer may not recover more than [*] of amounts actually paid to Seller pursuant to Section 2.8 and must setoff against any unpaid Holdback Amount pursuant to Section 6.9 (Buyer’s Right of Setoff) with respect to the remaining portion of the [*]. Furthermore, Seller’s aggregate liability in respect of claims for indemnification pursuant to this Section 6 in respect of Losses arising (a) pursuant to Section 6.2(a) in respect of breaches of, or inaccuracies in, any representation or warranty set forth in subsections [*], or (b) pursuant to Section 6.2(b) in respect of a material breach by Seller of Sections [*], will not exceed [*] of the amounts actually paid or payable by Buyer to Seller under Section 2.8 (Upfront Payments; Holdback Amount) (the “[*]”); provided, however, that Buyer may not recover more than [*] of amounts actually paid to Seller pursuant to Section 2.8 and must setoff against any unpaid Holdback Amount pursuant to Section 6.9 (Buyer’s Right of Setoff) with respect to the remaining portion of the [*]. In addition, Buyer shall not be entitled to recovery for any Losses arising pursuant to Section 6.2(a) until the aggregate value of all such Losses equals at least [*], in which case Buyer shall be entitled to recover the full amount of such Losses. Notwithstanding the foregoing, claims for indemnification pursuant to this Section 6 in respect of Losses arising pursuant to Section 6.2(a) in respect of breaches of, or inaccuracies in, any representation or warranty set forth in the following Sections of this Agreement : 3.1 (Organization and Qualification), 3.2 (Authority to Perform the Agreement), and 3.3 (Tax Matters), are not subject to the monetary limitations set forth in this Section 6.3, nor are claims for indemnification pursuant to Sections 6.2(b) (except as expressly provided otherwise above in this Section 6.3), 6.2(c), 6.2(d), 6.2(e) or 6.2(f).

6.4. Obligation of Buyer to Indemnify. Buyer agrees to indemnify, defend and hold harmless Seller (and Seller’s directors, officers, employees, agents, Affiliates and assigns) (collectively, the “Seller Indemnitees”) from and against any Losses incurred by any such Seller Indemnitee based upon, arising out of or otherwise in respect of:

(a) any inaccuracy in, or breach of, any representation or warranty of Buyer contained in this Agreement;

(b) any material breach by Buyer of any covenant or agreement contained in this Agreement or in any Related Agreement;

(c) any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Buyer, whether or not included in clause (a);

(d) any Assumed Liability;

(e) any Post-Closing Liabilities;

(f) any claim made by any federal, state, local or foreign tax authority based upon, arising out of or otherwise in respect of obligations for any of Buyer’s Taxes or any Transfer Taxes;

(g) any claim made by a Third Party arising out of or resulting from Seller’s transfer to Buyer of any of the materials included within the Licensed Technology set forth on Schedule 1.20(B); and

(h) any fraud of Buyer.

6.5. Monetary Limitations. Buyer’s aggregate liability in respect of claims for indemnification pursuant to this Section 6 in respect of Losses arising pursuant to Section 6.4(a) will not exceed the aggregate purchase price payable to Seller under Section 2.8, as if all payments thereunder were due. In addition, Seller shall not be entitled to recovery for any Losses arising under Section 6.4(a) until the aggregate value of all Losses equals [*], in which case Seller shall be entitled to recover the full amount of such Losses. Notwithstanding the foregoing, claims for indemnification pursuant to Section 6 in respect of Losses arising pursuant to Section 6.4(a) in respect of breaches of, or inaccuracies in, any representation or warranty set forth in the following Sections of this Agreement: 4.1 (Organization and Qualification) and 4.2 (Authority to Perform the Agreement) are not subject to the monetary limitations set forth in this Section 6.5, nor are claims for indemnification pursuant to Section 6.4(b), 6.4(c), 6.4(d), 6.4(e), 6.4(f), 6.4(g) or 6.4(h).

6.6. Notice and Opportunity to Defend.

(a) Notice of Asserted Liability. Promptly and in any case within seven (7) days after receipt by any party hereto (the “Indemnitee”) of notice of any demand, claim or circumstances that, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any Action (an “Asserted Liability”) that may result in a Loss, the Indemnitee shall give notice thereof (the “Claims Notice”) to any other party or parties obligated to provide indemnification pursuant to Sections 6.2 or 6.4 hereof (the “Indemnifying Party”); provided that the failure of any Indemnitee to give timely notice of a Third Party claim shall not affect the right to indemnification hereunder except to the extent the Indemnifying Party is prejudiced by such failure. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnitee.

(b) Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, and control the defense of, at its own expense and by counsel reasonably satisfactory to the Indemnitee, any Asserted Liability arising from a Third Party claim, provided that the Indemnitee shall have no liability under any compromise or settlement agreed to by the Indemnifying Party to which it has not consented in writing, which consent shall not be unreasonably withheld, delayed or conditioned. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate upon the request and at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, or fails to notify the Indemnitee of its election as herein provided, or fails to diligently defend or seek to compromise such Asserted Liability after electing to assume such defense or compromise, the Indemnitee may pay, compromise or defend such Asserted Liability and receive full indemnification for its Losses. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability by the Indemnifying Party or the Indemnitee, respectively. If the named parties of any Asserted Liability include both the Indemnifying Party and the Indemnitee and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the Indemnitee shall be paid by the Indemnifying Party. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably requested for such defense and shall otherwise cooperate with the Indemnifying Party, in which event the Indemnitee shall be reimbursed for its out-of-pocket expense. All amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, governmental or regulatory body or arbitrator, and all amounts required to be paid in connection with any such compromise or settlement consented to by the Indemnifying Party, shall be borne and paid by the Indemnifying Party. The parties agree to cooperate fully with one another in the defense, compromise or settlement of any such Asserted Liability.

6.7. Exclusive Remedy. Except in the case of fraud, from and after the Closing, the indemnification provided pursuant to this Section 6 will be the sole and exclusive remedy hereto for any Loss resulting from, with respect to or arising out of any breach or claim in connection with this Agreement, any Related Agreement and any Exhibit or Schedule hereto or any certificate or writing delivered in connection with this Agreement, regardless of the cause of action. Notwithstanding the foregoing, nothing contained in this Agreement will limit a party’s right to pursue equitable remedies, including, without limitation, injunctive relief and specific performance.

6.8. Limitation of Liability; Disclaimer of Warranties. Except with respect to Losses that (a) are based upon, arise out of, or are in respect of any (i) breach of Section 5.9 (Confidentiality) or Section 5.8 (Non-Competition), (ii) misappropriation of any

Patent Right or Technology, or (iii) fraud or bad faith; or (b) are reasonably incurred by Buyer in accordance with Section 6.6 in the defense of, in satisfaction of an award following adjudication of, or in settlement of, an Action brought by a Third Party for which Seller is obligated to indemnify Buyer pursuant to this Section 6, or (c) are subject to the monetary limits on indemnification set forth in Sections 6.3 (Monetary Limitations) and 6.5 (Monetary Limitations), in no event shall either Buyer or Seller or their respective Affiliates, directors, officers, employees or agents be responsible or liable for any indirect, incidental, consequential, special, exemplary, or punitive damages (including any loss of profits, loss of revenue, loss resulting from interruption of business or loss of use or data), even if that party, its affiliates or any of their directors, officers, employees or agents has been advised of the possibility of such damages and notwithstanding any failure of essential purpose of any limited remedy of any kind, under any contract, negligence, strict liability or other theory, arising out of or relating in any way to this Agreement or any Related Agreement or the implementation of either such agreement. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR A RELATED AGREEMENT, EACH OF SELLER AND BUYER MAKES NO, AND EXPRESSLY DISCLAIMS ALL, REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE PURCHASED ASSETS OR OTHER SUBJECT MATTER OF THIS AGREEMENT OR ANY RELATED AGREEMENT, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.9. Buyer’s Right of Setoff. If Buyer suffers Losses for which it is entitled to indemnification under Section 6.2 (Obligations of Seller to Indemnify), Buyer may setoff against any amounts owed to Seller under this Agreement Buyer’s good faith estimate of the amount of such Loss (the “Setoff Amount”). If Buyer exercises its setoff right under this Section 6.9, Buyer will provide Seller with a written certificate, signed by Buyer’s Chief Financial Officer, certifying that the amount setoff by Buyer represents Buyer’s good faith estimate of such Losses. Notwithstanding the foregoing, if Seller notifies Buyer in writing that it disputes Buyer’s assertion that Seller is obligated to indemnify Buyer for such Losses under Section 6.2 (Obligations of Seller to Indemnify) or the amount setoff by Buyer, then pending the parties’ agreement regarding the appropriate setoff (if any) or a determination by a court of competent jurisdiction of the proper amount that Buyer may setoff (if any) in accordance with Section 7.9 (Submission to Jurisdiction; Waiver), Buyer will pay the Setoff Amount into an interest-bearing escrow account established for the purpose at a bank pending a decision of such court. In the event that it is finally determined by such court that Buyer has setoff an amount that exceeds the amount of Losses for which Seller is obligated to indemnify Buyer under Section 6.2 (Obligations of Seller to Indemnify), then Buyer will cause the amount of such excess to be released from the escrow account, plus interest earned on such amount in such escrow account.

SECTION 7

MISCELLANEOUS

7.1. Expenses. Each of Buyer, on the one hand, and Seller, on the other, shall bear such parties’ respective expenses incurred in connection with the preparation, negotiation execution and (except to the extent expressly provided for otherwise herein) performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

7.2. Publicity. Except as otherwise required by law, the rules of any national stock exchange or automated interdealer quotation system or order or decree of any federal, state, local or foreign court of competent jurisdiction or governmental authority, neither Buyer nor Seller shall issue any press release or other public announcement concerning this Agreement or the transactions contemplated hereby unless the other party hereto has approved such press release in advance, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that in the event the exception in the first clause of this section applies, the announcing party shall, to the extent reasonably feasible, provide the other party a reasonable opportunity in advance to review and comment on such announcement. Notwithstanding the foregoing, the parties agree that Seller may issue a press release mutually agreed upon by the parties, and attached as Exhibit I, within two business days of the Closing Date, and each of the parties may disclose the information contained in any such agreed upon and issued press release, or any other mutually agreed upon press release from time to time, without the other party’s consent.

7.3. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed, by express mail or sent by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or, if delivered by certified or registered mail, two (2) days after the date of deposit in the United States mail, as follows:

(i)	if to Buyer:

Genzyme Corporation

Attn: [*]

[*]

500 Kendall Street

Cambridge, MA 02142

Facsimile: (617) 768-6425

with a copy to:

Genzyme Corporation

Attn: General Counsel

Genzyme Center

500 Kendall Street

Cambridge, Massachusetts 02142

Facsimile: (617) 252-7553

(ii)	if to Seller:

Targeted Genetics Corporation

Attn: President and CEO

Targeted Genetics Corporation

1100 Olive Way, Suite 100

Seattle, WA 98101

Facsimile: (206) 223-0288

with a copy to:

Attn: Jonathan Dickstein

Morrison Foerster

425 Market Street

San Francisco, CA 94105-2482

Facsimile: (415) 268-7502

[*]

Any party may, by notice given in accordance with this Section 7.3 to the other parties, designate another address or person for receipt of notices hereunder.

7.4. Assignment. Except as provided in this Section 7.4, this Agreement may not be assigned or otherwise transferred by either party, including by operation of law, without the written consent of the other party; provided, however, that either party may assign this Agreement without consent of the other party to an entity that acquires all or substantially all of the business or assets of such party, whether by merger, reorganization, acquisition, asset sale or otherwise. In the event if any assignment permitted hereunder, such assignee or successor in successor-in-interest shall assume all of the transferring party’s rights and obligations under this Agreement. Any purported transfer in violation of this Section 7.4 shall be void and of no force and effect.

7.5. Severability. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. The invalidity of one or several provisions of this Agreement shall not affect the validity of any other provisions of this Agreement or this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

7.6. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) together with the Related Agreements executed in connection with the consummation of the transactions contemplated hereby contains the entire agreement among the parties with respect to the sale and purchase of the Purchased Assets and related transactions, and supersedes all prior agreements, written or oral, with respect thereto (except for the material transfer agreement between the parties). In the event of any conflict between the terms of this Agreement and the material transfer agreement entered into between the parties on or prior to the Closing Date, the terms of the material transfer agreement shall control..

7.7. Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by both parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other set of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is not inaccuracy or breach.

7.8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the state of New York, without giving effect to the conflicts of laws provisions thereof that would result in the application of the laws of a jurisdiction other than the state of New York.

7.9. Submission to Jurisdiction; Waiver. The parties irrevocably and unconditionally submit to the jurisdiction of the United States District Court for the Southern District of New York and New York state courts located in New York City and waive any objection to transferring any action, suit or proceeding arising out of this Agreement to such court. Each of Seller and Buyer hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named court for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, Action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, Action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

7.10. Waiver of Jury Trial. EACH OF BUYER AND SELLER HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

7.11. Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury may be caused for which money damages might not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies, the other party will be entitled to seek an injunction restraining any violation or threatened violation of the provisions of this Agreement.

7.12. Binding Effect; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Buyer and Seller and their respective successors and permitted assigns any right or remedy of any nature whatsoever under or by reason of this Agreement. In addition, as between Buyer and Third Parties, the assumption of liabilities by Buyer as explicitly provided in this Agreement or under the Assignment Agreement or the Assignment, Assumption and Novation of Agreement shall be treated as independent of its existing business and shall not enlarge any rights of third parties under contracts or arrangements with Buyer or any of its subsidiaries, or, except as explicitly provided in the Assignment Agreement or the Assignment, Assumption and Novation of Agreement or in this Agreement, prevent Buyer from contesting in good faith the assumption of any such liabilities.

7.13. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Counterparts may be exchanged by facsimile if mutually agreed by the parties.

7.14. Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

7.15. Headings; Construction. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement. Unless otherwise specified, all references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.16. Relationship of the Parties. The parties agree that the relationship of Buyer and Seller established by this Agreement is that of independent contractors. Furthermore, the parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an agency, partnership or any other relationship. No party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other party, or otherwise act as an agent for the other party for any purpose.

7.17. Force Majeure. Except with respect to payment of money, neither party shall be liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfillment or the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from fire, earthquake, tornado, embargo, prohibition or intervention, riot, civil commotion, war, act of war (whether war be declared or not), insurrection, terrorist act, strike, flood, governmental act or restriction (beyond the reasonable control of the respective party), act of God, or other cause that is beyond the reasonable control and not caused by the negligence or misconduct of the affected party. Any party affected by such force majeure will provide the other party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

7.18. Bankruptcy of Seller. All rights and licenses to intangible assets now or hereafter granted to Buyer under or pursuant to this Agreement, including the rights to intangible assets granted pursuant to Section 2.1 (Purchased Assets) and the rights granted pursuant to Section 2.2 (License Grants Pursuant to Sale), are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”)). In the event of the commencement of a bankruptcy proceeding by or against Seller under the Bankruptcy Code, Seller hereby grants to Buyer and all Affiliates of Buyer a right of access and to obtain possession of (i) copies of research data, (ii) material samples, (iii) product samples, (iv) notes and notebooks, and (v) other information, documents and materials, in each case (i) through (v), included within the definition of Transferred Technology or the Licensed Technology, all of which constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code, and (xi) all other embodiments of such intellectual property. The parties hereto acknowledge and agree that all payments by Buyer to Seller under this Agreement, other than royalty payments pursuant to Section 2.9 (Royalties) and Section 2.10 (Sublicense License Fees and Milestones), do not constitute “royalties” within the meaning of Bankruptcy Code §365(n) or relate to licenses of intellectual property hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives under seal as of the date first above written.

BUYER

GENZYME CORPORATION

By:
Print Name:
Title:

SELLER

TARGETED GENETICS CORPORATION

By:
Print Name:
Title:

Exhibit A

Form of Bill of Sale

Exhibit B

Form of Assignment Agreement

Exhibit C

Form of Patent Assignment Agreement

Exhibit D

Form of Assignment, Assumption and Novation of Agreement

Exhibit E

Form of Legal Opinions of Seller’s Counsels

Exhibit F

[Form of Employee Leasing Agreement]

Exhibit G

[Form of Business Employee Confirmation Letter]

Exhibit H

[Form of [*] Letter]

Exhibit I

[Form of Seller Press Release]